Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio

We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntington Bancshares Incorporated and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 18, 2011 expressed an unqualified opinion on the Company's internal control over financial reporting.

Columbus, Ohio
February 18, 2011

Huntington Bancshares Incorporated
Consolidated Balance Sheets
	December 31,
(dollar amounts in thousands, except number of shares)	2010	2009
Assets
Cash and due from banks	$847,888	$1,521,344
Interest-bearing deposits in banks	135,038	319,375
Trading account securities	185,404	83,657
Loans held for sale
(includes $754,117 and $459,719 respectively, measured at fair value)(1)	793,285	461,647
Available-for-sale and other securities	9,895,244	8,587,914
Loans and leases (includes $522,717 at December 31, 2010 measured at fair value):(2)
Commercial and industrial loans and leases	13,063,293	12,888,100
Commercial real estate loans	6,651,156	7,688,827
Automobile loans and leases	5,614,711	3,390,594
Home equity loans	7,713,154	7,562,060
Residential mortgage loans	4,500,366	4,510,347
Other consumer loans	563,827	750,735
Loans and leases	38,106,507	36,790,663
Allowance for loan and lease losses	(1,249,008)	(1,482,479)
Net loans and leases	36,857,499	35,308,184
Bank owned life insurance	1,458,224	1,412,333
Premises and equipment	491,602	496,021
Goodwill	444,268	444,268
Other intangible assets	228,620	289,098
Accrued income and other assets	2,482,570	2,630,824
Total assets	$53,819,642	$51,554,665
Liabilities and shareholders' equity
Liabilities
Deposits in domestic offices
Demand deposits - noninterest-bearing	$7,216,751	$6,907,238
Interest-bearing	34,254,807	33,229,726
Deposits in foreign offices	382,340	356,963
Deposits	41,853,898	40,493,927
Short-term borrowings	2,040,732	876,241
Federal Home Loan Bank advances	172,519	168,977
Other long-term debt (includes $356,089 at December 31, 2010, measured at fair value)(2)	2,144,092	2,369,491
Subordinated notes	1,497,216	1,264,202
Accrued expenses and other liabilities	1,130,643	1,045,825
Total liabilities	48,839,100	46,218,663
Shareholders' equity
Preferred stock - authorized 6,617,808 shares;
5.00% Series B Non-voting, Cumulative Preferred Stock, par value
of $0.01 and liquidation value per share of $1,000	—	1,325,008
8.50% Series A Non-cumulative Perpetual Convertible Preferred
Stock, par value of $0.01 and liquidation value per share of $1,000	362,507	362,507
Common stock -
Par value of $0.01 and authorized 1,500,000,000 shares	8,642	7,167
Capital surplus	7,630,093	6,731,796
Less treasury shares, at cost	(8,771)	(11,465)
Accumulated other comprehensive loss	(197,496)	(156,985)
Retained (deficit) earnings	(2,814,433)	(2,922,026)
Total shareholders' equity	4,980,542	5,336,002
Total liabilities and shareholders' equity	$53,819,642	$51,554,665
Common shares issued	864,195,369	716,741,249
Common shares outstanding	863,319,435	715,761,672
Treasury shares outstanding	875,934	979,577
Preferred shares issued	1,967,071	1,967,071
Preferred shares outstanding	362,507	1,760,578
(1)Amounts represent loans for which Huntington has elected the fair value option. See Note 19.
(2)Amounts represent certain assets and liabilities of a consolidated VIE for which Huntington has elected the fair value option.  See Note 21.
See Notes to Consolidated Financial Statements

Huntington Bancshares Incorporated
Consolidated Statements of Income
	Year Ended December 31,
(dollar amounts in thousands, except per share amounts)	2010	2009	2008
Interest and fee income
Loans and leases
Taxable	$1,859,495	$1,933,639	$2,447,362
Tax-exempt	6,353	10,630	2,748
Available-for-sale and other securities
Taxable	239,065	249,968	217,882
Tax-exempt	11,680	8,824	29,869
Other	28,799	35,081	100,461
Total interest income	2,145,392	2,238,142	2,798,322
Interest expense
Deposits	439,050	674,101	931,679
Short-term borrowings	3,007	2,366	42,261
Federal Home Loan Bank advances	3,121	12,882	107,848
Subordinated notes and other long-term debt	81,409	124,506	184,843
Total interest expense	526,587	813,855	1,266,631
Net interest income	1,618,805	1,424,287	1,531,691
Provision for credit losses	634,547	2,074,671	1,057,463
Net interest income after provision for credit losses	984,258	(650,384)	474,228
Service charges on deposit accounts	267,015	302,799	308,053
Mortgage banking income	175,782	112,298	8,994
Trust services	112,555	103,639	125,980
Electronic banking	110,234	100,151	90,267
Insurance income	76,413	73,326	72,624
Brokerage income	68,855	64,843	65,172
Bank owned life insurance income	61,066	54,872	54,776
Automobile operating lease income	45,964	51,810	39,851
Net gains (losses) on sales of available-for-sale and other securities	13,448	48,815	(197,370)
Impairment losses on available-for-sale and other securities:
Impairment losses on available-for-sale and other securities	9,847	(183,472)	—
Noncredit-related losses on securities not expected
to be sold (recognized in other comprehensive income)	(23,569)	124,408	—
Net impairment losses on investment securities	(13,722)	(59,064)	—
Other income	124,248	152,155	138,791
Total noninterest income	1,041,858	1,005,644	707,138
Personnel costs	798,973	700,482	783,546
Outside data processing and other services	159,248	148,095	130,226
Net occupancy	107,862	105,273	108,428
Deposit and other insurance expense	97,548	113,830	22,437
Professional services	88,778	76,366	49,613
Equipment	85,920	83,117	93,965
Marketing	65,924	33,049	32,664
Amortization of intangibles	60,478	68,307	76,894
OREO and foreclosure expense	39,049	93,899	33,455
Automobile operating lease expense	37,034	43,360	31,282
Goodwill impairment	—	2,606,944	—
Gain on early extinguishment of debt	—	(147,442)	(23,542)
Other expense	132,991	108,163	138,406
Total noninterest expense	1,673,805	4,033,443	1,477,374
Income (Loss) before income taxes	352,311	(3,678,183)	(296,008)
Provision (Benefit) for income taxes	39,964	(584,004)	(182,202)
Net income (loss)	312,347	(3,094,179)	(113,806)
Dividends on preferred shares	172,032	174,756	46,400
Net income (loss) applicable to common shares	$140,315	$(3,268,935)	$(160,206)
Average common shares - basic	726,934	532,802	366,155
Average common shares - diluted	729,532	532,802	366,155
Per common share
Net income (loss) - basic	$0.19	$(6.14)	$(0.44)
Net income (loss) - diluted	0.19	(6.14)	(0.44)
Cash dividends declared	0.0400	0.0400	0.6625
See Notes to Consolidated Financial Statements

Huntington Bancshares Incorporated
Consolidated Statements of Changes in Shareholders' Equity
										Accumulated
	Preferred Stock									Other	Retained
(all amounts in thousands, except for per	Series B		Series A		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Year Ended December 31, 2010
Balance, beginning of year	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	$(156,985)	$(2,922,026)	$5,336,002
Cumulative effect of change in accounting
principle for consolidation of variable
interest entities, net of tax of $3,097										(4,249)	(1,821)	(6,070)
Balance, beginning of year	1,398	1,325,008	363	362,507	716,741	7,167	6,731,796	(980)	(11,465)	(161,234)	(2,923,847)	5,329,932

Comprehensive Income:
Net income (loss)											312,347	312,347
Non-credit-related impairment
recoveries (losses) on debt
securities not expected to be sold										15,320		15,320
Unrealized net gains (losses) on
available-for-sale and other securities
arising during the period, net of
reclassification for net realized gains										(9,406)		(9,406)
Unrealized gains (losses) on cash
flow hedging derivatives										(23,155)		(23,155)
Change in accumulated unrealized
losses for pension and other post-
retirement obligations										(19,021)		(19,021)
Total comprehensive income (loss)												276,085
Issuance of common stock					146,568	1,465	884,707					886,172
Repurchase of Preferred Series B stock	(1,398)	(1,398,071)										(1,398,071)
Preferred Series B stock discount
accretion and redemption		73,063									(73,063)	-
Cash dividends declared:
Common ($0.04 per share)											(30,139)	(30,139)
Preferred Series B ($48.75 per share)											(68,156)	(68,156)
Preferred Series A ($85.00 per share)											(30,813)	(30,813)
Recognition of the fair value of
share-based compensation						4	15,449					15,453
Other share-based compensation activity					886	6	482				(535)	(47)
Other							(2,341)	104	2,694		(227)	126
Balance, end of year	-	$-	363	$362,507	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542

See Notes to Consolidated Financial Statements

Huntington Bancshares Incorporated
Consolidated Statements of Changes in Shareholders' Equity
										Accumulated
	Preferred Stock									Other	Retained
(all amounts in thousands, except for per	Series B		Series A		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Year Ended December 31, 2009
Balance, beginning of year	1,398	$1,308,667	569	$569,000	366,972	$3,670	$5,322,428	(915)	$(15,530)	$(326,693)	$367,364	$7,228,906

Comprehensive Income:
Net income (loss)											(3,094,179)	(3,094,179)
Cumulative effect of change in
accounting principle for other-than-
temporarily impaired debt securities										(3,541)	3,541	-
Non-credit-related impairment
recoveries (losses) on debt
securities not expected to be sold										(80,865)		(80,865)
Unrealized net gains (losses) on
available-for-sale and other
securities arising during the period,
net of reclassification for net
realized gains (losses)										188,780		188,780
Unrealized gains (losses) on cash flow
hedging derivatives										14,227		14,227
Change in accumulated unrealized
losses for pension and other post-
retirement obligations										51,107		51,107
Total comprehensive income (loss)												(2,920,930)
Issuance of common stock					308,226	3,081	1,142,670					1,145,751
Conversion of Preferred Series A stock			(206)	(206,493)	41,072	411	262,117				(56,035)	-
Preferred Series B Stock discount
accretion		16,041									(16,041)	-
Cash dividends declared:
Common ($0.04 per share)											(22,020)	(22,020)
Preferred Series B ($50.00 per share)											(69,904)	(69,904)
Preferred Series A ($85.00 per share)											(32,776)	(32,776)
Recognition of the fair value of
share-based compensation							8,547					8,547
Other share-based compensation activity					471	5	635				(838)	(198)
Other		300					(4,601)	(65)	4,065		(1,138)	(1,374)
Balance, end of year	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	$(156,985)	$(2,922,026)	$5,336,002

See Notes to Consolidated Financial Statements

Huntington Bancshares Incorporated
Consolidated Statements of Changes in Shareholders' Equity
										Accumulated
	Preferred Stock									Other
(all amounts in thousands, except for per	Series B		Series A		Common Stock		Capital	Treasury Stock		Comprehensive	Retained
share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	Earnings	Total
Year Ended December 31, 2008
Balance, beginning of year	—	$-	—	$-	367,002	$3,670	$5,237,783	(740)	$(14,391)	$(49,611)	$773,639	$5,951,090
Cumulative effect of change in accounting
principle for fair value of assets and
liabilities, net of tax of ($803)											1,491	1,491
Cumulative effect of changing
measurement date provisions for
pension and post-retirement assets
and obligations, net of tax of $2,064										(3,834)		(3,834)
Cumulative effect of changing
measurement date provisions for
pension and post-retirement assets
and obligations, net of tax of $2,260											(4,654)	(4,654)
Balance, beginning of year - as adjusted	—	—	—	—	367,002	3,670	5,237,783	(740)	(14,391)	(53,445)	770,476	5,944,093

Comprehensive Loss:
Net income (loss)											(113,806)	(113,806)
Unrealized net gains (losses) on
available-for-sale and other securities
arising during the period, net of
reclassification for net realized
gains (losses)										(197,745)		(197,745)
Unrealized gains (losses) on cash
flow hedging derivatives										40,085		40,085
Change in accumulated unrealized
losses for pension and other post-
retirement obligations										(115,588)		(115,588)
Total comprehensive gain (loss)												(387,054)
Issuance of Preferred Class B Stock	1,398	1,306,726										1,306,726
Issuance of Preferred Class A Stock			569	569,000			(18,866)					550,134
Issuance of warrants convertible
to common stock							90,765					90,765
Preferred Series B stock discount
accretion		1,941									(1,941)	-
Cash dividends declared:
Common ($0.6625 per share)											(242,522)	(242,522)
Preferred Class B ($6.528 per share)											(9,126)	(9,126)
Preferred Series A ($62.097 per share)											(35,333)	(35,333)
Recognition of the fair value of
share-based compensation							14,091					14,091
Other share-based compensation activity					(30)	-	(874)				(199)	(1,073)
Other							(471)	(175)	(1,139)		(185)	(1,795)
Balance, end of year	1,398	$1,308,667	569	$569,000	366,972	$3,670	$5,322,428	(915)	$(15,530)	$(326,693)	$367,364	$7,228,906
See Notes to Consolidated Financial Statements

Huntington Bancshares Incorporated
Consolidated Statements of Cash Flows
	Year Ended
	December 31,
(dollar amounts in thousands)	2010	2009	2008
Operating activities
Net income (loss)	$312,347	$(3,094,179)	$(113,806)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of goodwill	—	2,606,944	—
Provision for credit losses	634,547	2,074,671	1,057,463
Depreciation and amortization	286,186	228,041	244,860
Change in current and deferred income taxes	161,367	(471,592)	(251,827)
Net sales (purchases) of trading account securities	(101,747)	856,112	92,976
Originations of loans held for sale	(3,864,273)	(4,786,043)	(3,063,375)
Principal payments on and proceeds from loans held for sale	3,535,550	4,667,792	3,096,129
Gain on early extinguishment of debt	—	(147,442)	(23,542)
Losses on available-for-sale and other securities	274	10,249	197,370
Other, net	(123,428)	21,709	1,081
Net cash provided by (used for) operating activities	840,823	1,966,262	1,237,329
Investing activities
Decrease (increase) in interest-bearing deposits in banks	162,913	(319,989)	(228,554)
Proceeds from:
Maturities and calls of investment securities	3,288,714	1,004,293	386,232
Sales of investment securities	4,280,518	3,585,644	555,719
Purchases of investment securities	(8,769,767)	(8,386,223)	(1,338,274)
Net proceeds from sales of loans	941,615	949,398	471,362
Net loan and lease activity, excluding sales	(2,764,575)	1,544,524	(2,358,653)
Purchases of operating lease assets	—	(119)	(226,378)
Proceeds from sale of operating lease assets	34,930	11,216	25,091
Purchases of premises and equipment	(68,200)	(49,223)	(59,945)
Proceeds from sales of other real estate	113,298	60,499	54,520
Other, net	3,770	4,619	19,172
Net cash provided by (used for) investing activities	(2,776,784)	(1,595,361)	(2,699,708)
Financing activities
Increase (decrease) in deposits	1,353,227	2,559,633	195,142
Increase (decrease) in short-term borrowings	1,128,887	(277,215)	(1,316,155)
Net proceeds from issuance of subordinated notes	297,375	—	—
Maturity/redemption of subordinated notes	(83,870)	(484,966)	(76,659)
Proceeds from Federal Home Loan Bank advances	450,000	207,394	1,865,294
Maturity/redemption of Federal Home Loan Bank advances	(446,718)	(2,627,786)	(2,360,368)
Proceeds from issuance of long-term debt	60,805	598,200	887,111
Maturity/redemption of long-term debt	(848,756)	(642,644)	(540,266)
Dividends paid on preferred stock	(107,901)	(107,262)	(23,242)
Dividends paid on common stock	(28,598)	(55,026)	(279,608)
Net proceeds from issuance of preferred stock	—	—	1,947,625
Payment to repurchase preferred stock	(1,398,071)
Net proceeds from issuance of common stock	886,172	1,135,645	—
Other, net	(47)	(198)	(1,073)
Net cash provided by (used for) financing activities	1,262,505	305,775	297,801
Increase (decrease) in cash and cash equivalents	(673,456)	676,676	(1,164,578)
Cash and cash equivalents at beginning of period	1,521,344	844,668	2,009,246
Cash and cash equivalents at end of period	$847,888	$1,521,344	$844,668
Supplemental disclosures:
Income taxes paid (refunded)	$(121,401)	$(112,412)	$69,625
Interest paid	552,955	869,503	1,282,877
Non-cash activities
Dividends accrued, paid in subsequent quarter	23,373	23,305	60,893

See Notes to Consolidated Financial Statements.

Huntington Bancshares Incorporated
Notes to Consolidated Financial Statements

1.  SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations – Huntington Bancshares Incorporated (Huntington or the Company) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, including its bank subsidiary, The Huntington National Bank (the Bank), Huntington is engaged in providing full-service commercial, small business, and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services. Huntington’s banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky.  Select financial services and other activities are also conducted in various states.  International banking services are available through the headquarters office in Columbus and a limited purpose office located in Cayman Islands and another in Hong Kong.

Basis of Presentation – The Consolidated Financial Statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with GAAP. All intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest or are a VIE in which Huntington has the power to direct the activities of an entity that most significantly impact the entity’s economic performance or absorbs the majority of expected losses are consolidated. Huntington evaluates VIEs in which it holds a beneficial interest for consolidation. VIEs are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur. VIEs in which Huntington does not hold the power to direct the activities entity that most significantly impact the entity’s economic performance or absorb the majority of expected losses are not consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes minority interest liability (included in shareholders’ equity) for the equity held by others and minority interest expense (included in noninterest expense) for the portion of the entity’s earnings attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence. Those investments in nonmarketable securities for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment.  Investments in private investment partnerships that are accounted for under the equity method or the cost method are included in accrued income and other assets and Huntington’s proportional interest in the equity investments’ earnings are included in other noninterest income.

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that significantly affect amounts reported in the Consolidated Financial Statements. Huntington uses significant estimates and employs the judgments of Management in determining the amount of its allowance for credit losses and income tax accruals and deferrals, in its fair value measurements of investment securities, derivatives, mortgage loans held for sale, MSRs, certain loans and debt carried at fair value, and in the evaluation of impairment of loans, goodwill, investment securities, and fixed assets. As with any estimate, actual results could differ from those estimates.  Significant estimates are further discussed in the critical accounting policies included in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In preparing these Consolidated Financial Statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the Consolidated Financial Statements or disclosed in the Notes to the Consolidated Financial Statements.

Certain prior period amounts have been reclassified to conform to the current year’s presentation.

Securities – Securities purchased with the intention of recognizing short-term profits or which are actively bought and sold are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading account securities are recorded in other noninterest income, except for gains and losses on trading account securities used to hedge the fair value of MSRs, which are included in mortgage banking income. All other securities are classified as investment securities. Investment securities include available-for-sale securities and nonmarketable equity securities. Unrealized gains or losses on available-for-sale securities are reported as a separate component of accumulated OCI in the Consolidated Statements of Changes in Shareholders’ Equity. Declines in the value of debt and marketable equity securities that are considered other-than-temporary are recorded in noninterest income as securities losses.

Huntington evaluates its investment securities portfolio on a quarterly basis for indicators of OTTI. This determination requires significant judgment. Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date.  Under these circumstances, OTTI is considered to have occurred (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the expected cash flows are not sufficient to recover all contractually required principal and interest payments.  Furthermore, securities which fail the criteria above (1-3) must be evaluated to determine what portion of the impairment is related to credit or noncredit OTTI.  For securities that Huntington does not expect to sell or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components.  The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income, while noncredit-related OTTI is recognized in OCI. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, all OTTI is recognized in earnings.  Presentation of OTTI is made in the Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI.  Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide  for a level-yield on the security.

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The carrying value plus any related OCI balance of sold securities is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

Nonmarketable equity securities include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock. These securities are accounted for at cost, evaluated for impairment, and included in available-for-sale and other securities.

Loans and Leases – Loans and direct financing leases for which Huntington has the intent and ability to hold for the foreseeable future (at least 12 months), or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Except for loans which are subject to fair value requirements, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned using the interest method based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the direct costs of those activities.  Huntington also acquires loans at a premium and at a discount to their contractual values.  Huntington amortizes loan discounts, loan premiums, and net loan origination fees and costs on a level-yield basis over the estimated lives of the related loans.

Loans that Huntington has the intent to sell or securitize are classified as loans held for sale. Loans held for sale (excluding loans originated or acquired with the intent to sell, which are carried at fair value) are carried at the lower of cost or fair value less cost to sell.  The fair value option was elected for mortgage loans held for sale to facilitate hedging of the loans. Fair value is determined based on collateral value and prevailing market prices for loans with similar characteristics.  Subsequent declines in fair value are recognized either as a charge-off or as noninterest income, depending on the length of time the loan has been recorded as loans held for sale.  When a decision is made to sell a loan that was not originated or initially acquired with the intent to sell, the loan is reclassified into loans held for sale.

Huntington consolidates an automobile loan securitization in which the associated $522.7 million loan receivables and $356.1 million notes payable are held at fair value.  The valuation of the loan receivables and notes payable are evaluated on a quarterly basis with any market value changes recorded in noninterest income.  The key assumptions used to determine the fair value of the automobile loans included a projection of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads.  The notes payable are valued based on interest rates for similar financial assets.

Residual values on leased automobiles and equipment are evaluated quarterly for impairment. Impairment of the residual values of direct financing leases is recognized by writing the leases down to fair value with a charge to other noninterest expense. Residual value losses arise if the expected fair value at the end of the lease term is less than the residual value recorded at the lease origination, net of estimated amounts reimbursable by the lessee.  Future declines in the expected residual value of the leased equipment would result in expected losses of the leased equipment.

For leased equipment, the residual component of a direct financing lease represents the estimated fair value of the leased equipment at the end of the lease term.  Huntington uses industry data, historical experience, and independent appraisals to establish these residual value estimates.  Additional information regarding product life cycle, product upgrades, as well as insight into competing products are obtained through relationships with industry contacts and are factored into residual value estimates where applicable.

Sold Loans and Leases – Gains and losses on the loans and leases sold and servicing rights associated with loan and lease sales are determined when the related loans or leases are sold to either a securitization trust or third party.  For loan or lease sales with servicing retained, a servicing asset is recorded at fair value for the right to service the loans sold. To determine the fair value, Huntington uses an option adjusted spread cash flow analysis incorporating market implied forward interest rates to estimate the future direction of mortgage and market interest rates.  The forward rates utilized are derived from the current yield curve for U.S. dollar interest rate swaps and are consistent with pricing of capital markets instruments.  The current and projected mortgage interest rate influences the prepayment rate and, therefore, the timing and magnitude of the cash flows associated with the MSR.  Expected mortgage loan prepayment assumptions are derived from a third party model.  Management believes these prepayment assumptions are consistent with assumptions used by other market participants valuing similar MSRs. The servicing rights are recorded in accrued income and other assets in the Consolidated Balance Sheets. Servicing revenues on mortgage and automobile loans are included in mortgage banking income and other noninterest income, respectively.

Accrued Income and Mortgage Banking Activities – Huntington recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the Consolidated Balance Sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.

At the time of initial capitalization, MSRs are grouped into one of two categories depending on whether Huntington intends to actively hedge the asset. MSR assets are recorded using the fair value method if the Company will engage in actively hedging the asset or recorded using the amortization method if no active hedging will be performed. Any change in the fair value of MSRs carried under the fair value method, as well as amortization and impairment of MSRs under the amortization method, during the period is recorded in mortgage banking income, which is reflected in the Consolidated Statements of Income. Huntington hedges the value of MSRs using derivative instruments and trading account securities. Changes in fair value of these derivatives and trading account securities are reported as a component of mortgage banking income.

ACL – Huntington maintains two reserves, both of which reflect Management’s judgment regarding the adequate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL.  The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The adequacy of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio.  These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the adequacy of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans, particularly loans secured by retail properties; and the amount of C&I loans to businesses in areas of Ohio and Michigan that have historically experienced less economic growth compared with other footprint markets.   Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL adequacy benchmarks to current performance.  Management’s determinations regarding the adequacy of the ACL are reviewed and approved by the Company’s board of directors.

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the ACL associated with securitized or sold loans.

The ALLL consists of two components: (1) the transaction reserve, which includes specific reserves related to loans considered to be impaired and loans involved in troubled debt restructurings, and (2) the general reserve.   The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each C&I and CRE loan greater than $1 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made through the use of a standardized loan grading system that is applied on an individual loan level and updated on a continuous basis.  This loan grading system incorporates a probability-of-default (PD) factor and a loss-given-default (LGD) factor.  The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects.  The LGD factor considers analysis of the type of collateral and the relative LTV ratio.  These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data.

In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors, however, the estimate of loss is based on pools of loans and leases with similar characteristics.  The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used.  The LGD factor considers analysis of the type of collateral and the relative LTV ratio.  Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as needed.

The general reserve consists of economic reserve and risk-profile reserve components.  The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance.  The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

NALs and Past Due Loans and Leases – Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.  With the exception of loans where the borrower has declared bankruptcy, all classes within the C&I and CRE portfolios are placed on nonaccrual status no later than when the loan is 90-days past due.  The residential mortgage portfolio and both classes of the home equity portfolio are placed on nonaccrual status at 180 days, with the exception of residential mortgages guaranteed by government organizations which continue to accrue interest.  Automobile and other consumer loans are not placed on nonaccrual status, but are charged-off when the loan is 120-days past due.  Any loan in any portfolio may be placed on nonaccrual status prior to the policies described above when collection of principal or interest is in doubt. For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

Classes are generally disaggregations of a portfolio.  For ACL purposes, the Company’s portfolios are:  C&I, CRE, Automobile loans and leases, Residential mortgages, Home equity, and other consumer loans.  The classes within the C&I portfolio are: owner occupied and nonowner occupied.  The classes within the CRE portfolio are:  Retail properties, Multi-family, Office, Industrial and Warehouse, and Other CRE.  The classes within the home equity portfolio are: first-lien loans and second-lien loans.  The automobile loans and leases, residential mortgage, and other consumer loan portfolios are not further segregated into classes.

For all classes within all loan portfolios, cash receipts received on NALs are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

Regarding all classes within the C&I and CRE portfolios, when, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, and the loan has been brought current with respect to principal and interest, the loan or lease is returned to accrual status.  Regarding all classes within all consumer loan portfolios, a NAL is returned to accrual status when the loan has been brought to less than 180 days past due with respect to principal and interest.

Charge-off of Uncollectible Loans – C&I and CRE loans are either charged-off or written down to fair value at 90-days past due.  Automobile loans and other consumer loans are charged-off at 120-days past due.  Residential mortgages are either charged-off or written down to fair value when the loan has been foreclosed and the balance exceeds the market value of the collateral.  Home equity loans are either charged-off or written down to fair value, when it is determined that there is not sufficient equity in the loan to cover our position.  Any loan in any portfolio may be charged-off prior to the policies described above if a loss confirming event occurred.  Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment.

Impaired Loans  – For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1 million or greater are evaluated on a quarterly basis for impairment.  Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected.  This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate or, as a practical expedient, the observable market price of the loan or lease, or the fair value of the collateral if the loan or lease is collateral dependent.  When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount.  When the contractual interest rate is variable, the effective interest rate of the loan changes over time.  A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired.  Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral-dependent loan, Huntington will adjust the specific reserve if there is a significant change in either of those bases.

When a loan within any class is impaired, interest income is recognized unless the receipt of principal and interest is in doubt when contractually due.  If receipt of principal and interest is in doubt when contractually due, interest income is not recognized.  Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.  Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

OREO –OREO is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations, and is carried at the lower of cost or fair value. OREO obtained in satisfaction of a loan is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of foreclosure, with any difference between the fair value of the property and the carrying value of the loan recorded as a charge-off. Subsequent declines in value are reported as adjustments to the carrying amount and are recorded in noninterest expense. Gains or losses resulting from the sale of OREO are recognized in noninterest expense at the date of sale.

Resell and Repurchase Agreements – Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as in accordance with the agreement.

Goodwill and Other Intangible Assets – Under the acquisition method of accounting, the net assets of entities acquired by Huntington are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Other intangible assets are amortized either on an accelerated or straight-line basis over their estimated useful lives.  Goodwill is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Premises and Equipment – Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years, while equipment is depreciated over a range of three to seven years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the lease term, including any renewal periods for which renewal is reasonably assured. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life. Premises and equipment is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Bank Owned Life Insurance – Huntington’s bank owned life insurance policies are carried at their cash surrender value. Huntington recognizes tax-exempt income from the periodic increases in the cash surrender value of these policies and from death benefits.  A portion of cash surrender value is supported by holdings in separate accounts.  Huntington has also purchased insurance for these policies to provide protection of the value of the holdings within these separate accounts.  The value of the underlying holdings in the separate accounts covered by these insurance policies exceeds the cash surrender value of the policies by approximately $0.5 million at December 31, 2010.

Derivative Financial Instruments – A variety of derivative financial instruments, principally interest rate swaps, caps, floors, and collars, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.

Derivative financial instruments are recorded in the Consolidated Balance Sheet as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value, with changes to fair value recorded through earnings unless specific criteria are met to account for the derivative using hedge accounting.

Huntington also uses derivatives, principally loan sale commitments, in hedging its mortgage loan interest rate lock commitments and its mortgage loans held for sale.  Mortgage loan sale commitments and the related interest rate lock commitments are carried at fair value on the Consolidated Balance Sheet with changes in fair value reflected in mortgage banking revenue.  Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs.  These derivatives consist primarily of forward interest rate agreements, and forward mortgage securities.  The derivative instruments used are not designated as hedges.  Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income.

For those derivatives to which hedge accounting is applied, Huntington formally documents the hedging relationship and the risk management objective and strategy for undertaking the hedge. This documentation identifies the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and, unless the hedge meets all of the criteria to assume there is no ineffectiveness, the method that will be used to assess the effectiveness of the hedging instrument and how ineffectiveness will be measured. The methods utilized to assess retrospective hedge effectiveness, as well as the frequency of testing, vary based on the type of item being hedged and the designated hedge period. For specifically designated fair value hedges of certain fixed-rate debt, Huntington utilizes the short-cut method when certain criteria are met. For other fair value hedges of fixed-rate debt, including certificates of deposit, Huntington utilizes the regression method to evaluate hedge effectiveness on a quarterly basis. For fair value hedges of portfolio loans, the regression method is used to evaluate effectiveness on a daily basis. For cash flow hedges, the regression method is applied on a quarterly basis. For hedging relationships that are designated as fair value hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded in OCI and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately in other noninterest income. When a cash flow hedge is discontinued because the originally forecasted transaction is not probable of occurring, any net gain or loss in OCI is recognized immediately in other noninterest income.

Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counterparty fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are mitigated through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions.  Huntington considers the value of collateral held and collateral provided in determining the net carrying value of derivatives.

Advertising Costs – Advertising costs are expensed as incurred and recorded as a marketing expense, a component of noninterest expense.

Income Taxes – Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Any interest or penalties due for payment of income taxes are included in the provision for income taxes. To the extent that we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is recorded. All positive and negative evidence is reviewed when determining how much of a valuation allowance is recognized on a quarterly basis. In determining the requirements for a valuation allowance, sources of possible taxable income are evaluated including future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in appropriate carryback years, and tax-planning strategies. Huntington applies a more likely than not recognition threshold for all tax uncertainties. Huntington reviews the tax positions quarterly.

Stock Repurchases – Acquisitions of Huntington stock are recorded at cost. The re-issuance of shares is recorded at weighted-average cost.

Share-Based Compensation –Huntington uses the fair value recognition concept relating to its share-based compensation plans. Compensation expense is recognized based on the fair value of unvested stock options and awards over the requisite service period.

Segment Results – Accounting policies for the business segments are the same as those used in the preparation of the Consolidated Financial Statements with respect to activities specifically attributable to each business segment. However, the preparation of business segment results requires Management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each business segment. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate.

Statement of Cash Flows – Cash and cash equivalents are defined as Cash and due from banks which includes amounts on deposit with the Federal Reserve and federal funds sold and securities purchased under resale agreements.

Fair Value Measurements – The Company records certain of its assets and liabilities at fair value.  Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

2.  ACCOUNTING STANDARDS UPDATE

FASB Accounting Standards Codification (ASC) Topic 810 – Consolidation (Statement No. 167, Amendments to FASB Interpretation No. 46R) (ASC 810) This accounting guidance was originally issued in June 2009 and is now included in ASC 810. The guidance amends the consolidation guidance applicable for VIE.  The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption was prohibited.  Huntington previously transferred automobile loans to a trust in a securitization transaction.  With adoption of the amended guidance, the trust was consolidated as of January 1, 2010. Huntington elected the fair value option under ASC 825, Financial Instruments, for both the auto loans and the related debt obligations.  Total assets increased $621.6 million, total liabilities increased $629.3 million, and a negative cumulative effect adjustment to OCI and retained earnings of $6.1 million was recorded. Based upon the current regulatory requirements, the consolidation of the trust resulted in a slight decrease to risk weighted capital ratios.  (See Note 21 for more information on the consolidation of the trust).

Accounting Standards Update (ASU) 2010-6 – Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements.  New disclosures required include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers.  In addition, the reconciliation for level 3 activity is required on a gross rather than net basis.  The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques.  The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis which will be effective for fiscal years beginning after December 15, 2010. (See Note 19).

Accounting Standards Update (ASU) 2010-20 – Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  The ASU requires expanded disclosure about the credit quality of the loan portfolio in the notes to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how Huntington develops its ACL and how it manages its credit exposure.  The disclosures related to period-end balances are effective for annual or interim reporting periods ending after December 15, 2010 and the disclosures of activity that occurs during the reporting period are effective for annual or interim reporting periods beginning after December 15, 2010 (See Note 6).

3.  LOANS AND LEASES

Direct Financing Leases

Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in C&I loans, and on automobiles. Net investments in lease financing receivables by category at December 31 were as follows:

	At December 31,
(dollar amounts in thousands)	2010	2009
Commercial and industrial
Lease payments receivable	$748,377	$934,470
Estimated residual value of leased assets	94,665	54,635
Gross investment in commercial lease financing receivables	843,042	989,105
Net deferred origination costs	2,472	3,207
Unearned income	(109,962)	(109,090)
Total net investment in commercial lease financing receivables	$735,552	$883,222
Consumer
Lease payments receivable	$22,063	$91,099
Estimated residual value of leased assets	47,050	171,610
Gross investment in consumer lease financing receivables	69,113	262,709
Net deferred origination fees	(95)	(384)
Unearned income	(3,788)	(16,060)
Total net investment in consumer lease financing receivables	$65,230	$246,265

The future lease rental payments due from customers on direct financing leases at December 31, 2010, totaled $0.8 billion and were as follows: $0.3 billion in 2011; $0.2 billion in 2012; $0.1 billion in 2013; $0.1 billion in 2014; and $0.1 billion in 2015 and thereafter.

Franklin relationship

Franklin is a specialty consumer finance company primarily engaged in servicing residential mortgage loans.  On March 31, 2009, Huntington entered into a transaction with Franklin whereby a Huntington wholly-owned REIT subsidiary (REIT) exchanged a noncontrolling amount of certain equity interests for a 100% interest in Franklin Asset Merger Sub, LLC (Merger Sub), a wholly-owned subsidiary of Franklin.  This was accomplished by merging Merger Sub into a wholly-owned subsidiary of REIT.  Merger Sub’s sole assets were two trust participation certificates evidencing 83% ownership rights in a newly created trust, Franklin Mortgage Asset Trust 2009-A (Franklin 2009 Trust) which held all the underlying consumer loans and OREO that were formerly collateral for the Franklin commercial loans.  The equity interests provided to Franklin by REIT were pledged by Franklin as collateral for the Franklin commercial loans.

Franklin 2009 Trust is a variable interest entity and, as a result of Huntington’s 83% participation certificates, Franklin 2009 Trust was consolidated into Huntington’s financial results.  The consolidation was recorded as a business combination with the fair value of the equity interests issued to Franklin representing the acquisition price.

ASC 310-30 provides guidance for accounting for acquired loans, such as these, that have experienced a deterioration of credit quality at the time of acquisition for which it is probable the investor will be unable to collect all contractually required payments.

The following table presents a rollforward of the accretable discount from the beginning of the period to the end of the period:

(dollar amounts in thousands)	2010	2009
Balance at January 1,	$35,286	$—
Impact of Franklin restructuring on March 31, 2009	—	39,781
Accretion	(1,773)	(4,495)
Reclassification to nonaccretable difference (1)	(7,460)	—
Transfer to loans held for sale	(26,053)	—
Balance at December 31,	$—	$35,286

(1) Result of the reclassification of loans to nonaccrual status.

In 2010, we sold our portfolio of Franklin-related loans to third parties.  During the year-ended December 31, 2010, we recorded $87.0 million of Franklin-related provision for credit losses and NCOs, of which $75.5 million related to the loan sales.  At December 31, 2010, the only nonperforming Franklin-related assets remaining were $9.5 million of OREO properties, which have been marked to the lower of cost or fair value less costs to sell.  At December 31, 2009, $338.5 million of nonperforming Franklin-related assets were outstanding.  Additionally, the equity interests in the REIT held by Franklin remain outstanding and pledged as collateral for the Franklin commercial loans at December 31, 2010.

In accordance with ASC 805, at March 31, 2009, Huntington has recorded a net deferred tax asset of $159.9 million related to the difference between the tax basis and the book basis in the acquired assets. Because the acquisition price, represented by the equity interests in the Huntington wholly-owned subsidiary, was equal to the fair value of the 83% interest in the Franklin 2009 Trust participant certificate, no goodwill was created from the transaction.  The recording of the net deferred tax asset resulted in a bargain purchase under ASC 805, and, therefore, was recorded as tax benefit in the 2009 first quarter.  On March 31, 2010, the net deferred tax asset increased by $43.6 million as a result of the acquired assets no longer being subject to the limitations of Internal Revenue Code (IRC) Section 382.  In general, the limitations under IRC Section 382 apply to bad debt deductions, but IRC Section 382 only applies to bad debt deductions recognized within one year of acquisition.  Any bad debt deductions recognized after March 31, 2010, would not be limited by IRC Section 382.

Pledged Loans and Leases

At December 31, 2010, $9.7 billion of commercial and industrial loans and home equity loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank, and $7.8 billion of real estate loans were pledged to secure advances from the Federal Home Loan Bank.

4.  AVAILABLE-FOR-SALE AND OTHER SECURITIES

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in OCI by investment category at December 31, 2010 and 2009.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2010
U.S. Treasury	$52,425	$—	$(644)	$51,781
Federal agencies:
Mortgage-backed securities	4,733,831	71,901	(51,328)	4,754,404
TLGP securities	181,680	1,787	—	183,467
Other agencies	2,070,722	4,874	(17,220)	2,058,376
Total U.S. government
backed securities	7,038,658	78,562	(69,192)	7,048,028
Municipal securities	456,044	6,154	(6,483)	455,715
Private-label CMO	134,509	1,236	(13,820)	121,925
Asset-backed securities (1)	1,341,407	6,563	(140,848)	1,207,122
Other securities	1,081,982	388	(19,916)	1,062,454
Total available-for-sale and other securities	$10,052,600	$92,903	$(250,259)	$9,895,244

(1) Amounts at December 31, 2010 include securities backed by automobile loans with a fair value of $509 million which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, administered by the Federal Reserve Bank.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2009
U.S. Treasury	$99,735	$—	$(581)	$99,154
Federal agencies:
Mortgage-backed securities	3,444,436	44,835	(9,163)	3,480,108
TLGP securities	258,672	2,037	(321)	260,388
Other agencies	2,724,815	6,346	(4,158)	2,727,003
Total U.S. government
- backed securities	6,527,658	53,218	(14,223)	6,566,653
Municipal securities	118,447	6,424	(86)	124,785
Private-label CMO	534,377	99	(57,157)	477,319
Asset-backed securities (2)	1,128,474	7,709	(155,867)	980,316
Other securities	439,132	296	(587)	438,841
Total available-for-sale and other securities	$8,748,088	$67,746	$(227,920)	$8,587,914

(2) Amounts at December 31, 2009 include securities backed by automobile loans with a fair value of $309.4 million which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, administered by the Federal Reserve Bank, and securities with a fair value of $161.0 million backed by student loans with a minimum 97% government guarantee.

Other securities at December 31, 2010 and  2009 include $165.6 million and $240.6 million, respectively, of stock issued by the FHLB of Cincinnati, $37.4 million and $45.7 million, respectively, of stock issued by the FHLB of Indianapolis, and $105.7 million and $90.4 million, of Federal Reserve Bank stock, respectively.  Other securities also include corporate debt and marketable equity securities. Nonmarketable equity securities are valued at amortized cost.  At December 31, 2010 and 2009, Huntington did not have any material equity positions in FNMA or FHLMC.

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and the length of time the individual securities have been in a continuous loss position, at December 31, 2010 and 2009.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2010
U.S. Treasury	$51,781	$(644)	$—	$—	$51,781	$(644)
Federal Agencies:
Mortgage-backed securities	1,424,431	(51,328)	—	—	1,424,431	(51,328)
TLGP securities	—	—	—	—	—	—
Other agencies	1,217,074	(17,134)	4,771	(86)	1,221,845	(17,220)
Total U.S. Government
backed securities	2,693,286	(69,106)	4,771	(86)	2,698,057	(69,192)
Municipal securities	201,370	(6,363)	3,700	(120)	205,070	(6,483)
Private label CMO	—	—	85,617	(13,820)	85,617	(13,820)
Asset-backed securities	214,983	(2,129)	146,866	(138,719)	361,849	(140,848)
Other securities	655,869	(19,125)	41,218	(791)	697,087	(19,916)

Total temporarily impaired securities	$3,765,508	$(96,723)	$282,172	$(153,536)	$4,047,680	$(250,259)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2009
U.S. Treasury	$99,154	$(581)	$—	$—	$99,154	$(581)
Federal Agencies
Mortgage-backed securities	1,324,960	(9,163)	—	—	1,324,960	(9,163)
TLGP securities	49,675	(321)	—	—	49,675	(321)
Other agencies	1,443,309	(4,081)	6,475	(77)	1,449,784	(4,158)
Total U.S. Government
backed securities	2,917,098	(14,146)	6,475	(77)	2,923,573	(14,223)
Municipal securities	3,993	(7)	3,741	(79)	7,734	(86)
Private label CMO	15,280	(3,831)	452,439	(53,326)	467,719	(57,157)
Asset-backed securities	236,451	(8,822)	207,581	(147,045)	444,032	(155,867)
Other securities	39,413	(372)	410	(215)	39,823	(587)

Total temporarily impaired securities	$3,212,235	$(27,178)	$670,646	$(200,742)	$3,882,881	$(227,920)

Contractual maturities of investment securities as of December 31 were:

	2010		2009
	Amortized	Fair	Amortized	Fair
(dollar amounts in thousands)	Cost	Value	Cost	Value
Under 1 year	$335,192	$337,715	$162,238	$164,768
1 - 5 years	3,540,183	3,510,490	3,278,176	3,279,359
6 - 10 years	1,128,657	1,139,727	1,013,065	1,019,152
Over 10 years	4,685,902	4,545,304	3,863,487	3,694,008
Nonmarketable equity securities	308,722	308,722	376,640	376,640
Marketable equity securities	53,944	53,286	54,482	53,987
Total available-for-sale and other securities	$10,052,600	$9,895,244	$8,748,088	$8,587,914

At December 31, 2010, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $4.7 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2010.

The following table is a summary of securities gains and losses for the years ended December 31, 2010, 2009 and 2008:

(dollar amounts in thousands)	2010	2009	2008
Gross gains on sales of securities	$28,992	$59,762	$9,364
Gross (losses) on sales of securities	(15,544)	(10,947)	(10)
Net gain (loss) on sales of securities	13,448	48,815	9,354
OTTI recorded - pre adoption (1)	—	(3,937)	(206,724)
OTTI recorded - post adoption (1)	(13,722)	(55,127)	—
Net OTTI recorded	(13,722)	(59,064)	(206,724)
Total securities gain (loss)	$(274)	$(10,249)	$(197,370)
(1) Huntington adopted the current OTTI provisions of ASC Topic 320 on April 1, 2009.

Huntington applied the related OTTI guidance as further described in Note 1 on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities represent securities collateralized by first-lien residential mortgage loans.  The securities are valued by a third party specialist using a discounted cash flow approach and proprietary pricing model.  The model used inputs such as estimated prepayment speeds, losses, recoveries, default rates that were implied by the underlying performance of collateral in the structure or similar structures, discount rates that were implied by market prices for similar securities, collateral structure types, and house price depreciation/appreciation rates that were based upon macroeconomic forecasts.

Pooled-trust-preferred securities represent CDOs backed by a pool of debt securities issued by financial institutions.  The collateral generally consisted of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies.  A full cash flow analysis was used to estimate fair values and assess impairment for each security within this portfolio.  We engaged a third party specialist with direct industry experience in pooled-trust-preferred securities valuations to provide assistance in estimating the fair value and expected cash flows for each security in this portfolio. Relying on cash flows is necessary because there was a lack of observable transactions in the market and many of the original sponsors or dealers for these securities are no longer able to provide a fair value that is compliant with ASC 820.

For the period ended December 31, 2010 and 2009, the following tables summarize by debt security type, total OTTI losses, OTTI losses included in OCI, and OTTI recognized in the Consolidated Statements of Income for securities evaluated for impairment as described above.

	Year Ended December 31, 2010
	Alt-A	Pooled-	Private
(dollar amounts in thousands)	Mortgage-backed	trust-preferred	Label CMO	Total
Total OTTI recoveries (losses) (unrealized and realized)	$566	$1,254	$8,046	$9,866
Unrealized OTTI (recoveries) losses recognized in OCI	(2,198)	(6,176)	(15,195)	(23,569)
Net impairment losses recognized in earnings	$(1,632)	$(4,922)	$(7,149)	$(13,703)

	Year Ended December 31, 2009 (1)
	Alt-A	Pooled-	Private
(dollar amounts in thousands)	Mortgage-backed	trust-preferred	Label CMO	Total
Total OTTI (losses) recoveries (unrealized and realized)	$(16,906)	$(131,902)	$(30,727)	$(179,535)
Unrealized OTTI losses (recoveries) recognized in OCI	6,186	93,491	24,731	124,408
Net impairment losses recognized in earnings	$(10,720)	$(38,411)	$(5,996)	$(55,127)

(1) Huntington adopted the updated OTTI provisions on April 1, 2009. Amounts represent activity from adoption date through December 31, 2009.

The following table rolls forward the unrealized OTTI recognized in OCI on debt securities held by Huntington for the years ended December 31, 2010 and 2009 as follows:

	Year Ended December 31,
(dollar amounts in thousands)	2010	2009 (1)
Balance, beginning of year	$124,408	$—
Reductions from sales	(12,907)	—
Credit losses not previous recognized	30,215	128,892
Change in expected cash flows	(49,802)	(11,201)
Additional credit losses	8,924	6,717
Balance, end of year	$100,838	$124,408

(1) Huntington adopted the updated OTTI provisions on April 1, 2009. Amounts represent activity from adoption date through December 31, 2009.

The following table rolls forward the OTTI recognized in earnings on debt securities held by Huntington for the years ended December 31, 2010 and 2009  as follows.

	Year Ended December 31,
(dollar amounts in thousands)	2010	2009 (1)
Balance, beginning of year	$53,801	$—
Reductions from sales	(12,968)	(1,326)
Credit losses not previous recognized	2,381	55,127
Additional credit losses	11,322	—
Balance, end of year	$54,536	$53,801

(1) Huntington adopted the updated OTTI provisions on April 1, 2009. Amounts represent activity from adoption date through December 31, 2009.

The fair values of these assets have been impacted by various market conditions.  The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and, additionally, increased market volatility on nonagency mortgage and asset-backed securities that are collateralized by certain mortgage loans.  In addition, the expected average lives of the asset-backed securities backed by trust-preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid.  The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and, therefore, does not consider them to be other-than-temporarily impaired at December 31, 2010.

As of December 31, 2010, Management has evaluated all other investment securities with unrealized losses and all nonmarketable securities for impairment and concluded no additional OTTI is required.

5.  LOAN SALES AND SECURITIZATIONS

Residential Mortgage Loans

For the years ended December 31, 2010,  2009, and 2008, Huntington sold $3.9 billion, $4.3 billion, and $2.8 billion of residential mortgage loans with servicing retained, resulting in net pretax gains of $106.5 million, $87.2 million, and $27.8 million, respectively, recorded in other noninterest income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.  At initial recognition, the MSR asset is established at its fair value using assumptions consistent with assumptions used to estimate the fair value of existing MSRs carried at fair value in the portfolio.  At the time of initial capitalization, MSRs are grouped into one of two categories depending on whether or not Huntington intends to actively hedge the asset.  MSR assets are recorded using the fair value method if the Company will actively engage in hedging the asset and recorded using the amortization method if no active hedging will be performed.  MSRs are included in accrued income and other assets.  Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in noninterest income in the consolidated statements of income.

The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the years ended December 31, 2010 and 2009:

Fair Value Method
(dollar amounts in thousands)	2010	2009
Fair value, beginning of year	$176,427	$167,438
New servicing assets created	—	23,074
Change in fair value during the period due to:
Time decay (1)	(5,359)	(6,798)
Payoffs (2)	(32,668)	(38,486)
Changes in valuation inputs or assumptions (3)	(12,721)	34,305
Other changes	—	(3,106)
Fair value, end of year	$125,679	$176,427

(1) Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.
(2) Represents decrease in value associated with loans that paid off during the period.
(3) Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

Amortization Method
(dollar amounts in thousands)	2010	2009
Carrying value, beginning of year	$38,165	$—
New servicing assets created	41,489	40,452
Amortization and other	(9,138)	(2,287)
Carrying value, end of year	$70,516	$38,165
Fair value, end of year	$87,461	$43,769

MSRs do not trade in an active, open market with readily observable prices.  While sales of MSRs occur, the precise terms and conditions are typically not readily available.  Therefore, the fair value of MSRs is estimated using a discounted future cash flow model.  The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors.  Changes in the assumptions used may have a significant impact on the valuation of MSRs.

A summary of key assumptions and the sensitivity of the MSR value at December 31, 2010 to changes in these assumptions follows:

			Decline in fair value due to
			10%	20%
			adverse	adverse
(dollar amounts in thousands)	Actual		change	change
Constant prepayment rate	10.74%		$(7,235)	$(13,311)
Spread over forward interest rate swap rates	511	bps	(2,791)	(5,583)

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments.  The Company hedges against changes in MSR fair value attributable to changes in interest rates through a combination of derivative instruments and trading securities.

Total servicing fees included in mortgage banking income amounted to $48.1 million, $48.5 million, and $45.6 million in 2010, 2009, and 2008, respectively.  The unpaid principal balance of residential mortgage loans serviced for third parties was $15.9 billion, $16.0 billion, and $15.8 billion at December 31, 2010, 2009, and 2008, respectively.

Automobile Loans and Leases

With the adoption of amended accounting guidance for the consolidation of VIEs on January 1, 2010, Huntington consolidated a trust containing automobile loans.  As a result of this consolidation, total assets increased $621.6 million, total liabilities increased $629.3 million, and a negative cumulative effect adjustment to OCI and retained earnings of $6.1 million was recorded.  (See Note 21 for more information regarding the consolidation of the 2009 Trust)

Automobile loan servicing rights are accounted for under the amortization method.  A servicing asset is established at fair value at the time of the sale using the following assumptions: actual servicing income of 0.55% - 1.00%, adequate compensation for servicing of 0.50% - 0.65%, other ancillary fees of approximately 0.37% - 0.50%, a discount rate of 2% - 10% and an estimated return on payments prior to remittance to investors. The servicing asset is then amortized against servicing income.  Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows.  The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools.  Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the years ended December 31, 2010 and 2009, and the fair value at the end of each period were as follows:

(dollar amounts in thousands)	2010		2009
Carrying value, beginning of year	$12,912		$1,656
New servicing assets created	—		19,538
Amortization and other	(12,815	) (1)	(8,282)
Carrying value, end of year	$97		$12,912
Fair value, end of year	$278		$14,985

(1)	Included a $12.4 million reduction related to the consolidation of the VIE as noted above.

Servicing income, net of amortization of capitalized servicing assets, amounted to $2.5 million, $6.4 million and $6.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The unpaid principal balance of automobile loans serviced for third parties was $0.1 billion, $1.1 billion, and $0.5 billion at December 31, 2010, 2009 and 2008, respectively.

6.  ALLOWANCE FOR CREDIT LOSSES

The Company maintains two reserves, both of which are available to absorb probable credit losses: the ALLL and the AULC. When summed together, these reserves constitute the ACL.  A summary of the transactions in the ACL and details regarding impaired loans and leases follows for the three years ended December 31, 2010, 2009, and 2008:

	Year Ended December 31,
(dollar amounts in thousands)	2010	2009	2008

Allowance for loan and leases losses, beginning of year (ALLL)	$1,482,479	$900,227	$578,442
Loan charge-offs	(1,003,907)	(1,561,378)	(806,330)
Recoveries of loans previously charged-off	129,433	84,791	48,263
Net loan and lease charge-offs	(874,474)	(1,476,587)	(758,067)
Provision for loan and lease losses	641,299	2,069,931	1,067,789
Economic reserve transfer	—	—	12,063
Allowance for assets sold and securitized	(296)	(9,188)	—
Allowance for loans transferred to loans held for sale	—	(1,904)	—
Allowance for loan and lease losses, end of year	$1,249,008	$1,482,479	$900,227

Allowance for unfunded loan commitments and letters of credit,
beginning of year (AULC)	$48,879	$44,139	$66,528
(Reduction in) provision for unfunded loan commitments and letters of credit losses	(6,752)	4,740	(10,326)
Economic reserve transfer	—	—	(12,063)
Allowance for unfunded loan commitments and letters of credit, end of year	$42,127	$48,879	$44,139

Total allowance for credit losses (ACL)	$1,291,135	$1,531,358	$944,366

Recorded balance of impaired loans, at end of year (1):
With specific reserves assigned to the loan and lease balances (2)	$825,292	$873,215	$1,122,575
With no specific reserves assigned to the loan and lease balances	94,290	221,384	75,799
Total	$919,582	$1,094,599	$1,198,374

Average balance of impaired loans for the year (1)	$1,064,235	$1,010,044	$1,369,857
Allowance for loan and lease losses on impaired loans (1)	143,860	175,442	301,457

(1)
2010 and 2009 includes impaired C&I and CRE loans with outstanding balances greater than $1 million. 2008 includes impaired C&I and CRE loans with outstanding balances greater than $1 million for business-banking loans, and $500,000 for all other loans. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement.   The recovery of the investment in impaired loans with no specific reserves generally is expected from the sale of collateral, net of costs to sell that collateral.

(2)	As a result of the troubled debt restructuring, the loans to Franklin of $0.7 billion are included in impaired loans at the end of 2008.

The following table presents ALLL activity by portfolio segment for the year ended December 31, 2010:

	Commercial and Industrial	Commercial Real Estate	Automobile loans and leases	Home Equity (1)	Residential Mortgage (2)	Other Consumer	Total

Allowance for Loan and Lease Losses:
(dollar amounts in thousands)

Balance at January 1, 2010:	$492,205	$751,875	$57,951	$102,039	$55,903	$22,506	$1,482,479
Loan charge-offs	(316,771)	(303,995)	(46,308)	(140,831)	(163,427)	(32,575)	(1,003,907)
Recoveries of loans previously charged-off	61,839	28,433	19,736	1,458	10,532	7,435	129,433
Provision for loan and lease losses	103,341	111,938	18,109	187,964	190,577	29,370	641,299
Allowance for loans sold or transferred to loans held for sale	—	—	—	—	(296)	—	(296)

Balance at December 31, 2010:	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008

Portion of ending balance:

Individually evaluated for impairment	$63,307	$65,130	$1,477	$1,498	$11,780	$668	$143,860
Collectively evaluated for impairment	277,307	523,121	48,011	149,132	81,509	26,068	1,105,148
Total ALLL evaluated for impairment	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008

ALLL associated with portfolio loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-

Loans and Leases at December 31, 2010:
(dollar amounts in millions)

Ending balance	$13,063	$6,651	$5,615	$7,713	$4,500	$564	$38,106

Portion of ending balance:

Individually evaluated for impairment	198	311	30	37	334	10	920
Collectively evaluated for impairment	12,865	6,340	5,585	7,676	4,166	554	37,186
Total loans evaluated for impairment	$13,063	$6,651	$5,615	$7,713	$4,500	$564	$38,106

Portfolio loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Portfolio loans purchased (during 2010)	—	—	—	—	—	—	—

Portfolio loans with ALLL sold or transferred to loans held for sale (during 2010)	—	—	—	—	311	—	311
Portfolio loans without ALLL sold or transferred to loans held for sale (during 2010) (3)	124	137	—	48	505	—	814

(1)	Reflects $21 million of Franklin-related net charge-offs.
(2)	Reflects $71 million of Franklin-related net charge-offs.
(3)	Reflects $323 million of Franklin-related loans.

The credit quality indicator presented for all classes within the C&I and CRE portfolios is the UCS classification.  This classification is a widely-used and standard system representing the degree of risk of nonpayment.  The categories presented in the following table are:

Pass = Commercial loans categorized as Pass are higher quality loans that do not fit any of the other categories described below.

OLEM = Commercial loans categorized as OLEM are potentially weak.  The credit risk may be relatively minor yet represent a risk given certain specific circumstances.  If the potential weaknesses are not monitored or mitigated, the asset may weaken or inadequately protect the Company’s position in the future.

Substandard = Commercial loans categorized as Substandard are inadequately protected by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan.  These loans have identified weaknesses that could hinder normal repayment or collection of the debt.  It is likely that the Company will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Commercial loans categorized as Doubtful have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized.  Commercial loans categorized as Substandard or Doubtful are considered Classified.

The indicator presented for all classes within the automobile loan, home equity, residential mortgage, and other consumer loan portfolios is the FICO credit bureau score.  A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus.  The FICO credit bureau score is the world's most used credit score and represents the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers.  The higher the FICO credit bureau score, the better the odds of repayment and therefore, an indicator of lower credit risk.

The following table presents loan and lease balances by credit quality indicator as of December 31, 2010.

December 31, 2010	Credit Risk Profile by UCS classification
(dollar amounts in millions)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and Industrial:
Owner occupied	$3,265	$159	$393	$6	$3,823
Other commercial and industrial	8,435	265	525	15	9,240
Total C&I	$11,700	$424	$918	$21	$13,063

Commercial real estate:
Retail properties	$1,284	$128	$350	$—	$1,762
Multi family	899	79	144	—	1,122
Office	868	122	133	—	1,123
Industrial and warehouse	668	72	113	—	853
Other commercial real estate	1,221	88	481	1	1,791
Total CRE	$4,940	$489	$1,221	$1	$6,651

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile loans and leases	$2,516	$2,267	$725	$107	$5,615
Home equity loans and lines-of-credit:
Secured by first-lien	1,644	1,082	314	1	3,041
Secured by second-lien	2,224	1,768	679	1	4,672
Residential mortgage	1,978	1,580	796	146	4,500
Other consumer loans	207	235	102	20	564

(1)	Reflects currently updated customer credit scores.
(2)	Reflects deferred fees and costs, loans in process, loans to legal entities, etc.

The following table presents loans and leases on nonaccrual status by loan class at December 31, 2010.

December 31, 2010
(dollar amounts in millions)

Commercial and Industrial:
Owner occupied	$139
Other commercial and industrial	208
Total C&I	$347

Commercial real estate:
Retail properties	$97
Multi family	45
Office	48
Industrial and warehouse	40
Other commercial real estate	134
Total CRE	$364

Automobile loans and leases	$—
Home equity loans and lines-of-credit:
Secured by first-lien	10
Secured by second-lien	12
Residential mortgage	45
Other consumer loans	—

Total nonaccrual loans	$778

The following table presents an aging analysis of loans and leases as of December 31, 2010:

December 31, 2010							90 or more days
(dollar amounts in millions)	Past Due					Total Loans	past due and
	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	accruing

Commercial and Industrial:
Owner occupied	$16	$9	$80	$105	$3,718	$3,823	$—
Other commercial and industrial	35	36	110	181	9,059	9,240	—
Total C&I	$51	$45	$190	$286	$12,777	$13,063	$—

Commercial real estate:
Retail properties	$24	$1	$73	$98	$1,665	$1,763	$—
Multi family	9	8	32	49	1,073	1,122	—
Office	21	6	36	63	1,060	1,123	—
Industrial and warehouse	4	8	13	25	828	853	—
Other commercial real estate	47	8	90	145	1,645	1,790	—
Total CRE	$105	$31	$244	$380	$6,271	$6,651	$—

Automobile loans and leases	$48	12	$8	$68	$5,547	$5,615	$8
Home equity loans and lines-of-credit:
Secured by first-lien	15	8	19	42	2,999	3,041	8
Secured by second-lien	36	17	27	80	4,592	4,672	16
Residential mortgage	115	58	197	370	4,130	4,500	152
Other consumer loans	7	2	3	12	552	564	2

The following table presents impaired loan information:

(dollar amounts in millions)				Year Ended
	December 31, 2010			December 31, 2010
	Ending Balance	Unpaid Principal Balance	Related Allowance	Average Balance	Interest Income Recognized

With no related allowance recorded:
Commercial and Industrial:
Owner occupied	$13.8	$26.6	$—	$8.5	$—
Other commercial and industrial	11.1	22.7	—	14.0	0.1
Total C&I	$24.9	$49.3	$—	$22.5	$0.1

Commercial real estate:
Retail properties	$32.0	$67.5	$—	$43.0	$0.1
Multi family	5.1	5.7	—	3.5	0.1
Office	2.3	3.6	—	6.8	—
Industrial and warehouse	3.3	6.9	—	7.4	—
Other commercial real estate	26.7	58.9	—	38.0	0.2
Total CRE	$69.4	$142.6	$—	$98.7	$0.4

Automobile loans and leases	$—	$—	$—	$—	$—
Home equity loans and lines-of-credit:
Secured by first-lien	—	—	—	—	—
Secured by second-lien	—	—	—	—	—
Residential mortgage	—	—	—	—	—
Other consumer loans	—	—	—	—	—

With an allowance recorded:
Commercial and Industrial:
Owner occupied	$64.0	$85.3	$14.3	$51.6	$0.1
Other commercial and industrial	109.2	154.4	49.0	156.5	0.4
Total C&I	$173.2	$239.7	$63.3	$208.1	$0.5

Commercial real estate:
Retail properties	$74.7	$120.1	$14.8	$114.3	$0.8
Multi family	38.8	39.3	7.8	55.4	0.4
Office	26.6	31.3	9.5	30.3	—
Industrial and warehouse	34.6	44.2	10.5	59.0	0.3
Other commercial real estate	66.6	104.4	22.5	113.4	—
Total CRE	$241.3	$339.3	$65.1	$372.4	$1.5

Automobile loans and leases	$29.7	$29.7	$1.5	$26.3	$2.3
Home equity loans and lines-of-credit:
Secured by first-lien	20.5	20.6	0.5	16.7	0.7
Secured by second-lien	16.7	17.1	1.0	17.1	0.6
Residential mortgage	334.2	347.6	11.8	293.3	12.2
Other consumer loans	9.7	9.7	0.7	9.2	0.8

7.  GOODWILL AND OTHER INTANGIBLE ASSETS

During the second quarter of 2009, Huntington reorganized its internal reporting structure.  The Regional Banking reporting unit, which through March 31, 2009 had been managed geographically, became managed on a product segment approach.  Regional Banking was divided into Retail and Business Banking, Commercial Banking, and Commercial Real Estate segments.  Regional Banking goodwill was assigned to the new reporting units affected using a relative fair value allocation.  Automobile Finance and Dealer Services (AFDS), Private Financial Group (PFG), and Treasury / Other remained essentially unchanged.

In late 2010, Huntington again reorganized its internal reporting structure.  Business segments are based on segment leadership structure, which reflects how segment performance is monitored and assessed.  The primary changes to the business segments were: (1) the AFDS and Commercial Real Estate segments were combined into one segment, (2) the Home Lending area moved from the Retail and Business Banking segment to the PFG segment, (3) the PFG segment was renamed Wealth Advisors, Government Finance, and Home Lending, (WGH), and (4) the insurance business area moved from WGH to Treasury / Other.

A rollforward of goodwill by business segment for the years ended December 31, 2010 and 2009, including the reallocation noted above, was as follows:

		Retail &		Auto Finance
	Regional	Business	Commercial	& Commercial		Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	Banking	Real Estate	WGH	Other	Consolidated
Balance, January 1, 2009	$2,888,344	$—	$—	$—	$153,178	$13,463	$3,054,985
Impairment, March 31, 2009	(2,573,818)	—	—	—	(28,895)	—	(2,602,713)
Reallocation of goodwill	(314,526)	309,518	5,008	—	—	—	—
Balance, April 1, 2009	—	309,518	5,008	—	124,283	13,463	452,272
Goodwill acquired
during the period	—	620	—	—	—	—	620
Impairment	—	—	—	—	—	(4,231)	(4,231)
Other adjustments	—	—	—	—	—	(4,393)	(4,393)
Balance, December 31, 2009	$—	$310,138	$5,008	$—	$124,283	$4,839	$444,268
Reallocation of goodwill		(23,314)	11,161	—	(25,332)	37,485	—
Balance, December 31, 2010	$—	$286,824	$16,169	$—	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  In 2010, we performed interim evaluations of our goodwill balances at March 31 and June 30, as well as our annual goodwill impairment assessment as of October 1.  The interim and annual assessments were based on our reporting units at that time.  No impairment was recorded in 2010.

During the first quarter of 2009, Huntington experienced a sustained decline in its stock price, which was primarily attributable to the continuing economic slowdown and increased market concern surrounding financial institutions’ credit risks and capital positions as well as uncertainty related to increased regulatory supervision and intervention.  Huntington determined that these changes would more likely than not reduce the fair value of certain reporting units below their carrying amounts.  Therefore, Huntington performed a goodwill impairment test, which resulted in a goodwill impairment charge of $2.6 billion in the 2009 first quarter.  An impairment charge of $4.2 million was recorded in the 2009 second quarter related to a small payments-related business sold in July 2009.  Huntington concluded that no other goodwill impairment was required during 2009.

Goodwill acquired during 2009 was the result of Huntington’s assumption of the deposits and certain assets of Warren Bank in October 2009.  In 2010, Huntington transferred goodwill between business segments in response to organizational changes in its internal reporting structure.

At December 31, 2010 and 2009, Huntington’s other intangible assets consisted of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
(dollar amounts in thousands)	Amount	Amortization	Value

December 31, 2010
Core deposit intangible	$376,846	$(219,311)	$157,535
Customer relationship	104,574	(34,751)	69,823
Other	25,164	(23,902)	1,262
Total other intangible assets	$506,584	$(277,964)	$228,620

December 31, 2009
Core deposit intangible	$376,846	$(168,651)	$208,195
Customer relationship	104,574	(26,000)	78,574
Other	26,465	(24,136)	2,329
Total other intangible assets	$507,885	$(218,787)	$289,098

The estimated amortization expense of other intangible assets for the next five years is as follows:

Amortization
(dollar amounts in thousands)	Expense

2011	$53,325
2012	46,075
2013	40,511
2014	35,858
2015	19,756

8.  PREMISES AND EQUIPMENT

Premises and equipment were comprised of the following:

	At December 31,
(dollar amounts in thousands)	2010	2009
Land and land improvements	$120,069	$118,875
Buildings	367,003	355,352
Leasehold improvements	204,830	194,405
Equipment	613,301	571,307
Total premises and equipment	1,305,203	1,239,939
Less accumulated depreciation and amortization	(813,601)	(743,918)
Net premises and equipment	$491,602	$496,021

Depreciation and amortization charged to expense and rental income credited to net occupancy expense for the three years ended December 31, 2010, 2009, and 2008 were:

(in thousands)	2010	2009	2008

Total depreciation and amortization of premises and equipment	$64,934	$66,089	$77,956
Rental income credited to occupancy expense	10,108	11,755	12,917

9.  SHORT-TERM BORROWINGS

Short-term borrowings were comprised of the following:

	At December 31,
(dollar amounts in thousands)	2010	2009
Federal funds purchased and securities sold under agreements to repurchase	$1,965,677	$851,285
Commercial paper	100	700
Other borrowings	74,955	24,256
Total short-term borrowings	$2,040,732	$876,241

Other borrowings consist of borrowings from the Treasury and other notes payable.

10.  FEDERAL HOME LOAN BANK ADVANCES

Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 0.56% and 0.88% at December 31, 2010 and 2009, respectively. These advances, which predominantly had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2010 and 2009, Huntington’s maximum borrowing capacity was $2.3 billion and $3.0 billion, respectively.  The advances outstanding at December 31, 2010 of $172.5 million mature as follows: $154.9 million in 2011; none in 2012; $9.6 million in 2013; none in 2014; and $8.0 million in 2015 and thereafter.

11.  OTHER LONG-TERM DEBT

Huntington’s other long-term debt consisted of the following:

	At December 31,
( dollar amounts in thousands)	2010	2009
1.05% The Huntington National Bank medium-term notes due through 2018 (1)	$638,950	$788,397
0.93% Securitization trust notes payable due through 2013 (2)	877,270	1,059,249
4.52% Securitization trust note payable due 2014 (3)	356,089	—
5.10% Securitization trust note payable due 2018(4)	151,937	391,954
2.61% Class B preferred securities of subsidiary, no maturity (5)	65,000	—
7.88% Class C preferred securities of subsidiary, no maturity	50,000	50,000
Franklin 2009 Trust liability (6)	4,846	79,891
Total other long-term debt	$2,144,092	$2,369,491
(1) Bank notes had fixed rates and variable rates with a weighted-average interest rate of 1.05% at December 31, 2010.
(2) Variable effective rate at December 31, 2010, based on one month LIBOR + 0.67 or 0.93%.
(3) Combination of fixed rates with a weighted average rate at December 31, 2010 of 4.52%.
(4) Combination of fixed and variable rates with a weighted average interest rate of 5.10% at December 31, 2010.
(5) Variable effective rate at December 31, 2010, based on one month LIBOR + 2.35 or 2.61%.
(6) Franklin 2009 Trust liability was a result of the consolidation of Franklin 2009 Trust on March 31, 2009.

Amounts above are net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to hedge the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments.

In 2010, approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million were transferred to Tower Hill Securities, Inc., an unconsolidated entity, in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer did not meet the sale requirement of ASC 860 and therefore has been recorded as a secured financing on the Consolidated Balance Sheet of Huntington at December 31, 2010.

In the 2009 first quarter, the Bank issued $600 million of guaranteed debt through the TLGP with the FDIC. The majority of the resulting proceeds were used to repay unsecured other long-term debt obligations maturing in 2009.

Other long-term debt maturities for the next five years and thereafter are as follows:

(dollar amounts in	Other long-term
thousands)	debt maturities
2011	$4,846
2012	661,847
2013	328,048
2014	108,377
2015	—
and thereafter	1,027,270

These maturities are based upon the par values of the long-term debt.

The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2010, Huntington was in compliance with all such covenants.

12.  SUBORDINATED NOTES

At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,
(dollar amounts in thousands)	2010	2009

Parent company:
6.21% subordinated notes due 2013	$49,095	$48,732
7.00% subordinated notes due 2020	308,289	—
0.99% junior subordinated debentures due 2027 (1)	138,816	138,816
0.93% junior subordinated debentures due 2028 (2)	60,093	60,093
8.54% junior subordinated debentures due 2029	23,248	23,299
8.52% junior subordinated debentures due 2030	64,474	64,971
3.52% junior subordinated debentures due 2033 (3)	30,929	30,929
3.54% junior subordinated debentures due 2033 (4)	6,186	6,186
1.28% junior subordinated debentures due 2036 (5)	77,481	77,809
1.27% junior subordinated debentures due 2036 (5)	77,482	77,810
6.69% junior subordinated debentures due 2067 (6)	114,072	114,045
The Huntington National Bank:
8.18% subordinated notes due 2010	—	84,144
6.21% subordinated notes due 2012	64,909	64,861
5.00% subordinated notes due 2014	136,639	133,930
5.59% subordinated notes due 2016	112,420	112,385
6.67% subordinated notes due 2018	147,071	144,202
5.45% subordinated notes due 2019	86,012	81,990
Total subordinated notes	$1,497,216	$1,264,202
(1) Variable effective rate at December 31, 2010, based on three month LIBOR + 0.70.
(2) Variable effective rate at December 31, 2010, based on three month LIBOR + 0.625.
(3) Variable effective rate at December 31, 2010, based on three month LIBOR + 2.95.
(4) Variable effective rate at December 31, 2010, based on three month LIBOR + 3.25.
(5) Variable effective rate at December 31, 2010, based on three month LIBOR + 1.40.
(6) The junior subordinated debentures due 2067 are subordinate to all other junior subordinated debentures.

Amounts above are net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets to hedge the interest rate values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments.  All principal is due upon maturity of the note as described in the table above.

During 2009, Huntington repurchased $702.4 million of junior subordinated debentures, bank subordinated notes, and medium-term notes resulting in net pre-tax gains of $147.4 million. In 2008, $48.5 million of the junior subordinated debentures were repurchased resulting in net pre-tax gains of $23.5 million. These transactions have been recorded as gains on early extinguishment of debt, a reduction of noninterest expense in the Consolidated Financial Statements.

13.  OTHER COMPREHENSIVE INCOME

The components of Huntington’s OCI in the three years ended December 31, were as follows:

	2010
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax

Cumulative effect of change in accounting principle for consolidation of variable interest entities	$(6,365)	$2,116	$(4,249)

Non credit related impairment recoveries (losses) on debt securities not expected to be sold	23,569	(8,249)	15,320
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	(14,498)	5,019	(9,479)
Less: Reclassification adjustment for net losses (gains) included in net income	274	(96)	178
Net change in unrealized holding gains (losses) on available-for-sale debt securities	9,345	(3,326)	6,019

Net change in unrealized holding gains (losses) on available-for-sale equity securities	(162)	57	(105)

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	(35,623)	12,468	(23,155)

Change in pension and post-retirement benefit plan assets and liabilities	(29,263)	10,242	(19,021)

Total other comprehensive (loss) income	$(62,068)	$21,557	$(40,511)

	2009
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for OTTI debt securities	$(5,448)	$1,907	$(3,541)

Non credit related impairment (losses) recoveries on debt securities not expected to be sold	(124,408)	43,543	(80,865)
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	280,789	(98,678)	182,111
Less: Reclassification adjustment for net losses (gains) included in net income	10,249	(3,587)	6,662
Net change in unrealized holding gains (losses) on available-for-sale debt securities	166,630	(58,722)	107,908

Net change in unrealized holding gains (losses) on available-for-sale equity securities	10	(3)	7

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	21,888	(7,661)	14,227

Change in pension and post-retirement benefit plan assets and liabilities	78,626	(27,519)	51,107

Total other comprehensive income (loss)	$261,706	$(91,998)	$169,708

	2008
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Unrealized holding (losses) gains on available-for-sale debt securities arising during the period	$(502,756)	$177,040	$(325,716)
Less: Reclassification adjustment for net losses (gains) included in net income	197,370	(69,080)	128,290
Net change in unrealized holding (losses) gains on available-for-sale debt securities	(305,386)	107,960	(197,426)

Net change in unrealized holding (losses) gains on available-for-sale equity securities	(490)	171	(319)

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	61,669	(21,584)	40,085

Cumulative effect of changing measurement date provisions for pension and post-retirement assets and obligations	(5,898)	2,064	(3,834)

Change in pension and post-retirement benefit plan assets and liabilities	(177,828)	62,240	(115,588)

Total other comprehensive (loss) income	$(427,933)	$150,851	$(277,082)

Activity in OCI for the three years ended December 31, were as follows:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post-retirement obligations	Total
Balance, January 1, 2008	$(10,001)	$(10)	$4,553	$(44,153)	$(49,611)

Cumulative effect of change in measurement date provisions for pension and post-retirement assets and obligations, net of tax	—	—	—	(3,834)	(3,834)
Period change	(197,426)	(319)	40,085	(115,588)	(273,248)

Balance, December 31, 2008	(207,427)	(329)	44,638	(163,575)	(326,693)

Cumulative effect of change in accounting principle for OTTI debt securities, net of tax	(3,541)	—	—	—	(3,541)
Period change	107,908	7	14,227	51,107	173,249

Balance, December 31, 2009	(103,060)	(322)	58,865	(112,468)	(156,985)

Cumulative effect of change in accounting principle for consolidation of variable interest entities, net of tax	(4,249)	—	—	—	(4,249)
Period change	6,019	(105)	(23,155)	(19,021)	(36,262)

Balance, December 31, 2010	$(101,290)	$(427)	$35,710	$(131,489)	$(197,496)

14.  SHAREHOLDERS’ EQUITY

Repurchase of Outstanding TARP Capital and Warrant to Repurchase Common Stock

In 2008, Huntington received $1.4 billion of equity capital by issuing to the Treasury 1.4 million shares of Huntington’s 5.00% Series B Non voting Cumulative preferred stock, par value $0.01 per share with a liquidation preference of $1,000 per share (TARP Capital), and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital for the warrant based on their relative fair values.  The resulting discount on the preferred stock was amortized against retained earnings and was recorded in Huntington’s Consolidated Statements of Income as dividends on preferred shares, resulting in reduction to Huntington’s net income applicable to common shares.

As approved by the Federal Reserve Board, the Treasury, and our other banking regulators, on December 22, 2010, Huntington repurchased all 1.4 million shares of our TARP Capital held by the Treasury totaling $1.4 billion. Huntington used the net proceeds from the issuance of common stock discussed below and $300 million of 7.00% Subordinated Notes due 2020 and other funds to redeem the TARP Capital. On January 19, 2011, Huntington repurchased the warrant originally issued to the Treasury for a purchase price of $49.1 million.

In connection with the repurchase of the TARP Capital, Huntington accelerated the accretion of the remaining issuance discount on the TARP Capital and recorded a corresponding deemed dividend on preferred shares of $56.3 million. This resulted in a one-time, noncash reduction in net income attributable to common shareholders and related basic and diluted earnings per share. The total reduction in net income attributable to common shareholders from the TARP Capital issuance discount accretion was $73.1 million and $16.0 million for the years ended December 31, 2010 and 2009, respectively.

For the years ended December 31, 2010 and 2009, Huntington paid dividends of $77.1 million and $70.1 million, respectively, to the Treasury. This represents the total dividends paid to the Treasury while the TARP Capital was outstanding.

Issuance of Common Stock

During the past two years, Huntington completed several transactions to increase capital, in particular, common equity.

During the 2010 fourth quarter, Huntington completed an offering of 146.0 million shares of common stock at a price of $6.30 per share, or $920.0 million in aggregate gross proceeds.

In 2009, Huntington completed an offering of 109.5 million shares of its common stock at a price of $4.20 per share, or $460.1 million in aggregate gross proceeds. Also, during 2009, Huntington completed an offering of 103.5 million shares of its common stock at a price of $3.60 per share, or $372.6 million in aggregate gross proceeds.

Also, during 2009, Huntington completed three separate discretionary equity issuance programs.  These programs allowed the Company to take advantage of market opportunities to issue a total of 92.7 million new shares of common stock worth a total of $345.8 million.  Sales of the common shares were made through ordinary brokers’ transactions on the NASDAQ Global Select Market or otherwise at the prevailing market prices.

Change in Shares Authorized

During the second quarter of 2010, Huntington amended its charter to increase the number of authorized shares of common stock from 1.0 billion shares to 1.5 billion shares.

 Conversion of Convertible Preferred Stock

In 2008, Huntington completed the public offering of 569,000 shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (Series A Preferred Stock) with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $569 million.

During the 2009 first and second quarters, Huntington entered into agreements with various institutional investors exchanging shares of common stock for shares of the Series A Preferred Stock held by the institutional investors.  In aggregate, 0.2 million shares of Series A Preferred Stock were exchanged for 41.1 million shares of Huntington Common Stock.  A deemed dividend of $56.0 million was recorded for common shares issued in excess of the stated conversion rate.

Each share of the Series A Preferred Stock is non-voting and may be converted at any time, at the option of the holder, into 83.668 shares of common stock of Huntington, which represents an approximate initial conversion price of $11.95 per share of common stock (for a total of approximately 30.3 million shares at December 31, 2010). The conversion rate and conversion price will be subject to adjustments in certain circumstances.  On or after April 15, 2013, at the option of Huntington, any remaining Series A Preferred Stock will be subject to mandatory conversion into Huntington's common stock at the prevailing conversion rate, if the closing price of Huntington's common stock exceeds 130% of the conversion price for 20 trading days during any 30 consecutive trading day period.

Share Repurchase Program

Huntington did not repurchase any shares for the years ended December 31, 2010 and 2009.  As a condition to participate in the TARP, Huntington could not repurchase any additional shares without prior approval from the Treasury.

15.  EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is the amount of earnings (loss) (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share is the amount of earnings (loss) available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares.  Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of the Company’s convertible preferred stock and warrants (See Note 14).  Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive.  For diluted earnings (loss) per share, net income (loss) available to common shares can be affected by the conversion of the Company’s convertible preferred stock.  Where the effect of this conversion would be dilutive, net income (loss) available to common shareholders is adjusted by the associated preferred dividends and deemed dividend. The calculation of basic and diluted (loss) earnings per share for each of the three years ended December 31 was as follows:

	Year ended December 31,
(dollar amounts in thousands, except per share amounts)	2010	2009	2008

Basic earnings (loss) per common share:
Net income (loss)	$312,347	$(3,094,179)	$(113,806)
Preferred stock dividends, deemed dividends and accretion of discount	(172,032)	(174,756)	(46,400)
Net income (loss) available to common shareholders	$140,315	$(3,268,935)	$(160,206)
Average common shares issued and outstanding	726,934	532,802	366,155
Basic earnings (loss) per common share	$0.19	$(6.14)	$(0.44)

Diluted earnings (loss) per common share
Net income (loss) available to common shareholders	$140,315	$(3,268,935)	$(160,206)
Effect of assumed preferred stock conversion	—	—	—
Net income (loss) applicable to diluted earnings per share	$140,315	$(3,268,935)	$(160,206)
Average common shares issued and outstanding	726,934	532,802	366,155
Dilutive potential common shares:
Stock options and restricted stock units and awards	1,722	—	—
Shares held in deferred compensation plans	876	—	—
Conversion of preferred stock	—	—	—
Dilutive potential common shares:	2,598	—	—
Total diluted average common shares issued and outstanding	729,532	532,802	366,155
Diluted earnings (loss) per common share	$0.19	$(6.14)	$(0.44)

Due to the loss attributable to common shareholders for the years ended December 31, 2009 and 2008, no potentially dilutive shares are included in loss per share calculation as including such shares in the calculation would reduce the reported loss per share.  Approximately 18.5 million, 23.7 million, and 26.3 million options to purchase shares of common stock outstanding at the end of 2010, 2009, and 2008, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $18.05 per share, $19.71 per share, and $19.45 per share at the end of each respective period.

16.  SHARE-BASED COMPENSATION

Huntington sponsors nonqualified and incentive share based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant. The following table illustrates the weighted average assumptions used in the option-pricing model for options granted in the three years ended December 31, 2010, 2009, and 2008.

	2010	2009	2008
Assumptions
Risk-free interest rate	2.30%	2.70%	3.41%
Expected dividend yield	0.68	0.96	5.28
Expected volatility of Huntington's common stock	38.5	51.8	34.8
Expected option term (years)	6.0	6.0	6.0

Weighted-average grant date fair value per share	$2.20	$1.95	$1.54

The following table illustrates total share-based compensation expense and related tax benefit for the three years ended December 31, 2010, 2009, and 2008:

(dollar amounts in thousands)	2010	2009	2008
Share-based compensation expense	$15,453	$8,492	$14,142
Tax benefit	5,408	2,972	4,950

During 2009, Huntington updated its forfeiture rate assumption, as a result of increased employee turnover, and adjusted share-based compensation expense to account for the higher forfeiture rate.

Huntington’s stock option activity and related information for the year ended December 31, 2010, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2010	23,722	$17.21
Granted	2,694	6.00
Exercised	(61)	3.85
Forfeited/expired	(4,493)	16.74
Outstanding at December 31, 2010	21,862	$15.96	3.0	$9,533
Vested and expected to vest at December 31, 2010 (1)	20,367	$16.73	2.8	$7,392
Exercisable at December 31, 2010	16,829	$19.11	2.1	$2,110
(1) The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the year ended December 31, 2010, cash received for the exercises of stock options was $0.2 million.  The tax benefit realized for the tax deductions from option exercises totaled less than $0.1 million in 2010.  There were no exercises of stock options for the years ended December 31, 2009 and 2008.

Huntington also grants restricted stock units and awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period.  Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period.  Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions.  The fair value of the restricted stock units and awards is the closing market price of the Company’s common stock on the date of the grant.

The following table summarizes the status of Huntington's restricted stock units and awards as of December 31, 2010, and activity for the year ended December 31, 2010:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share	Awards (1)	Per Share
Nonvested at January 1, 2010	2,717	$7.50	175	$3.45
Granted	3,420	6.19	368	5.77
Vested	(448)	18.90	(77)	3.71
Forfeited	(178)	7.02	—	—
Nonvested at December 31, 2010	5,511	$5.78	466	$5.24

(1) Includes restricted stock awards granted under the Amended and Restated 2007 Stock and Long-Term Incentive Plan to certain executives as a portion of their annual base salary. These awards are 100% vested as of the grant date and are not subject to any requirement of future service. However, the shares are subject to restrictions regarding sale, transfer, pledge, or disposition until certain conditions are met.

The weighted-average grant date fair value of nonvested shares granted for the years ended December 31, 2010, 2009 and 2008, were $6.15, $3.68, and $7.09, respectively.  The total fair value of awards vested during the years ended December 31, 2010, 2009, and 2008, was $3.0 million, $1.8 million, and $0.4 million, respectively.  As of December 31, 2010, the total unrecognized compensation cost related to nonvested awards was $20.5 million with a weighted-average expense recognition period of 1.8 years.

The following table presents additional information regarding options outstanding as of December 31, 2010:

(amounts in thousands, except years and per share amounts)	Options Outstanding			Exercisable Options
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of		Contractual	Exercise		Exercise
Exercise Prices	Shares	Life (Years)	Price	Shares	Price
$ 1.28 to $ 6.31	5,344	5.9	$5.09	783	$4.18
$ 6.32 to $18.15	5,133	2.0	14.27	4,662	15.00
$18.16 to $20.41	4,897	2.3	19.99	4,898	19.99
$20.42 to $25.01	6,488	1.8	23.20	6,486	23.20
Total	21,862	3.0	$15.96	16,829	$19.11

Of the remaining 44.8 million shares of common stock authorized for issuance at December 31, 2010, 27.9 million were outstanding and 16.9 million were available for future grants.  Huntington issues shares to fulfill stock option exercises and restricted stock unit and award vesting from available authorized shares.  At December 31, 2010, the Company believes there are adequate authorized shares to satisfy anticipated stock option exercises and restricted stock unit and award vesting in 2011.

17.  INCOME TAXES

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions.  Federal income tax audits have been completed through 2007.  Various state and other jurisdictions remain open to examination for tax years 2000 and forward.

The IRS and state tax officials from Ohio and Kentucky have proposed adjustments to the Company’s previously filed tax returns.  Management believes the tax positions taken by the Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intend to vigorously defend them.  It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs.  However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes.  At December 31, 2010, Huntington had gross unrecognized tax benefits of $49.5 million in income tax liability related to tax positions.  Due to the complexities of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities.  However, any ultimate settlement is not expected to be material to the Consolidated Financial Statements as a whole.  Huntington does not anticipate the total amount of gross unrecognized tax benefits to significantly change within the next 12 months.

The following table provides a reconciliation of the beginning and ending amounts of gross unrecognized tax benefits:

(dollar amounts in thousands)	2010	2009

Unrecognized tax benefits at beginning of year	$17,214	$-
Gross increases for tax positions taken during prior years	32,292	10,750
Gross increases for tax positions taken during the current years	-	6,464
Unrecognized tax benefits at end of year	$49,506	$17,214

Any interest and penalties on income tax assessments or income tax refunds are recognized in the Consolidated Statements of Income as a component of provision for income taxes.  Huntington recognized $2.2 million of interest for the year ended December 31, 2010.  There were no significant amounts recognized for interest and penalties for the years ended December 31, 2009 and 2008.  Total interest accrued at December 31, 2010 amounted to $2.2 million.  All of the gross unrecognized tax benefits would impact the Company’s effective tax rate if recognized.

The following is a summary of the provision (benefit) for income taxes:

	Year Ended December 31,
(dollar amounts in thousands)	2010	2009	2008
Current tax provision (benefit)
Federal	$40,675	$(326,659)	$(30,164)
State	29,539	9,860	(102)
Total current tax provision (benefit)	70,214	(316,799)	(30,266)
Deferred tax provision (benefit)
Federal	(30,243)	(267,872)	(152,306)
State	(7)	667	370
Total deferred tax provision (benefit)	(30,250)	(267,205)	(151,936)
Provision (benefit) for income taxes	$39,964	$(584,004)	$(182,202)

Tax benefits associated with securities transactions included in the above amounts were $0.1 million in 2010, $3.6 million in 2009, and $69.1 million in 2008.

The following is a reconcilement of provision (benefit) for income taxes:

	Year Ended December 31,
(dollar amounts in thousands)	2010	2009	2008
Provision (benefit) for income taxes computed at the statutory rate	$123,310	$(1,287,364)	$(103,603)
Increases (decreases):
Tax-exempt interest income	(6,680)	(5,561)	(12,484)
Tax-exempt bank owned life insurance income	(20,595)	(19,205)	(19,172)
Asset securitization activities	46,160	(3,179)	(14,198)
Federal tax loss carryforward /carryback	—	(12,847)	(12,465)
General business credits	(23,360)	(17,602)	(10,481)
Reversals of valuation allowance	(899)	—	(7,101)
Capital loss	(62,681)	—	—
Loan acquisitions	(43,650)	(159,895)	—
Goodwill impairment	—	908,263	—
State income taxes, net	19,196	6,842	289
Other, net	9,163	6,544	(2,987)

Provision (benefit) for income taxes	$39,964	$(584,004)	$(182,202)

The significant components of deferred tax assets and liabilities at December 31, were as follows:

	At December 31,
(dollar amounts in thousands)	2010	2009
Deferred tax assets:
Allowances for credit losses	$457,692	$555,276
Loss and other carryforwards	262,504	19,211
Fair value adjustments	106,855	123,860
Accrued expense/prepaid	39,685	42,478
Purchase accounting adjustments	11,773	—
Pension and other employee benefits	5,671	1,009
Loan acquisitions	605	159,895
Other	19,704	4,738
Total deferred tax assets	904,489	906,467

Deferred tax liabilities:
Lease financing	87,735	154,088
Securities adjustments	66,090	57,700
Purchase accounting adjustments	65,787	70,820
Mortgage servicing rights	43,541	62,867
Loan origination costs	43,182	39,004
Operating assets	15,161	15,163
Partnership investments	8,429	13,563
Other	4,441	11,832
Total deferred tax liabilities	334,366	425,037
Net deferred tax asset before valuation allowance	570,123	481,430
Valuation allowance	(31,817)	(899)

Net deferred tax asset	$538,306	$480,531

At December 31, 2010, Huntington’s deferred tax asset related to loss and other carryforwards was $262.5 million.  This was comprised of net operating loss carryforward of $174.6 million, which will begin expiring in 2023, an alternative minimum tax credit carryforward of $37.3 million, a general business credit carryover of $18.8 million which will expire in 2029, and a capital loss carryforward of $31.8 million, which will expire in 2015.  In 2010, Huntington entered into an asset monetization transaction that generated a $263.0 million capital loss.  As a result of this transaction, a capital loss carryforward of $31.8 million was generated, which will expire in 2015.  A valuation allowance of $31.8 million has been established for the capital loss carryforward because Management believes it is more likely than not that the realization of this asset will not occur.  The valuation allowance on this asset increased $30.9 million from 2009.  In Management’s opinion, the results of future operations will generate sufficient taxable income to realize the net operating loss, alternative minimum tax credit carryforward, and general business credit carryforward.  Consequently, Huntington determined that a valuation allowance for these deferred tax assets was not required as of December 31, 2010.

Health Care and Education Reconciliation Act of 2010

On March 23, 2010, the HCER Act was signed into law.  The HCER Act includes a provision to repeal the deduction for employer subsidies for retiree drug coverage under Medicare Part D.  Under prior law, an employer offering retiree prescription drug coverage that is at least as valuable as Medicare Part D was entitled to a subsidy.  Employers were able to deduct the entire cost of providing prescription drug coverage, even though a portion was offset by the subsidy.  For taxable years beginning after December 31, 2012, the HCER Act repeals the current rule permitting the deduction of the portion of the expense that was offset by the Part D subsidy.  As a result of this provision, the deferred tax asset associated with prescription drug coverage was reduced by $3.6 million.

18.  BENEFIT PLANS

Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan or Retirement Plan), a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. There was no minimum required contribution to the Plan in 2010.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan.  For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.  The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010.  Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage.  The Company will not provide any employer paid life insurance to employees retiring on and after March 1, 2010.  Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

Beginning January 1, 2010, there were changes to the way the future early and normal retirement benefit is calculated under the Retirement Plan for service on and after January 1, 2010. While these changes did not affect the benefit earned under the Retirement Plan through December 31, 2009, there was a reduction in future benefits.  In addition, employees hired or rehired on and after January 1, 2010 are not eligible to participate in the Retirement Plan.

On January 1, 2008, Huntington transitioned to fiscal year-end measurement date of plan assets and benefit obligations. As a result, Huntington recognized a charge to beginning retained earnings of $4.7 million, representing the net periodic benefit costs for the last three months of 2007, and a charge to the opening balance of accumulated other comprehensive loss of $3.8 million, representing the change in fair value of plan assets and benefit obligations for the last three months of 2007 (net of amortization included in net periodic benefit cost).

The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2010 and 2009, and the net periodic benefit cost for the years then ended:

	Pension			Post-Retirement
	Benefits			Benefits
	2010	2009		2010	2009
Weighted-average assumptions used to determine benefit obligations
Discount rate	5.35%	5.88%		5.00%	5.54%
Rate of compensation increase	4.50	4.50		N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate:
2010	5.88%	N/A	%	5.54%	N/A	%
January 1, 2009 through October 31, 2009	N/A	6.17		N/A	6.17
November 1, 2009 through December 31, 2009	N/A	5.83		N/A	5.46
Expected return on plan assets	8.00	8.00		N/A	N/A
Rate of compensation increase	4.50	4.00		N/A	N/A
N/A, Not Applicable

The expected long-term rate of return on plan assets is an assumption reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return is established at the beginning of the plan year based upon historical returns and projected returns on the underlying mix of invested assets.

The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

	Pension		Post-Retirement
	Benefits		Benefits
(dollar amounts in thousands)	2010	2009	2010	2009
Projected benefit obligation at beginning of measurement year	$504,859	$469,696	$33,173	$60,433
Changes due to:
Service cost	20,205	23,692	—	1,550
Interest cost	28,869	28,036	1,731	3,274
Benefits paid	(11,367)	(9,233)	(5,103)	(5,285)
Settlements	(20,582)	(12,071)	—	—
Effect of plan combinations	896	24,411	—	—
Plan amendments	—	(45,413)	—	(25,947)
Plan curtailments	—	—	—	(527)
Medicare subsidies	—	—	753	550
Actuarial assumptions and gains and losses	54,890	25,741	3,687	(875)
Total changes	72,911	35,163	1,068	(27,260)
Projected benefit obligation at end of measurement year	$577,770	$504,859	$34,241	$33,173

Benefits paid are net of retiree contributions collected by Huntington.  The actual contributions received in 2010 by Huntington for the retiree medical program were $3.1 million.

The following table reconciles the beginning and ending balances of the fair value of Plan assets at the December 31, 2010 and 2009 measurement dates with the amounts recognized in the consolidated balance sheets:

	Pension
	Benefits
(dollar amounts in thousands)	2010	2009
Fair value of plan assets at beginning of measurement year	$454,114	$407,079

Changes due to:
Actual return on plan assets	55,583	51,202
Employer contributions	79	—
Settlements	(20,911)	(12,394)
Plan combinations	981	17,460
Benefits paid	(11,367)	(9,233)
Total changes	24,365	47,035
Fair value of plan assets at end of measurement year	$478,479	$454,114

Huntington’s accumulated benefit obligation under the Plan was $575.9 million and $504.6 million at December 31, 2010 and 2009. As of December 31, 2010, the accumulated benefit obligation exceeded the fair value of Huntington’s plan assets by $97.4 million.

The following table shows the components of net periodic benefit cost recognized in the three years ended December 31, 2010:

	Pension Benefits			Post-Retirement Benefits
(dollar amounts in thousands)	2010	2009	2008	2010	2009	2008

Service cost	$20,205	$23,692	$23,680	$—	$1,550	$1,679
Interest cost	28,869	28,036	26,804	1,731	3,274	3,612
Expected return on plan assets	(42,113)	(41,960)	(39,145)	—	—	—
Amortization of transition asset	5	6	5	—	920	1,104
Amortization of prior service cost	(5,766)	(553)	314	(1,353)	91	379
Amortization of loss	14,989	8,689	—	(699)	(888)	(1,095)
Curtailments	—	—	—	—	(527)	—
Settlements	9,694	6,213	7,099	—	—	—
Recognized net actuarial loss	—	—	3,550	—	—	—
Benefit cost	$25,883	$24,123	$22,307	$(321)	$4,420	$5,679

Included in benefit costs are $1.0 million, $0.7 million, and $0.6 million of plan expenses that were recognized in the three years ended December 31, 2010, 2009, and 2008. It is Huntington’s policy to recognize settlement gains and losses as incurred.  Assuming no cash contributions are made to the Plan during 2011, Management expects net periodic pension cost, excluding any expense of settlements, to approximate $31.1 million for 2011.  There will be no net periodic post-retirement benefits costs in 2010, as the postretirement medical and life subsidy was eliminated for anyone that retires on or after March 1, 2010.

The estimated transition obligation, prior service credit, and net actuarial loss for the plans that will be amortized from OCI into net periodic benefit cost over the next fiscal year is less than $1.0 million, $6.8 million, and $22.8 million, respectively.

At December 31, 2010 and 2009, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	2010		2009
Cash	$—	—%	$—	—%
Cash equivalents:
Huntington funds - money market	25	—	11,304	2
Other	—	—	2,777	1
Fixed income:
Huntington funds - fixed income funds	133,330	28	125,323	28
Corporate obligations	—	—	1,315	—
U.S. Government Agencies	—	—	497	—
Equities:
Huntington funds	318,155	66	288,074	64
Other - equity mutual funds	—	—	122
Huntington common stock	26,969	6	14,347	3
Other common stock	—	—	10,355	2
Fair value of plan assets	$478,479	100%	$454,114	100%

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value.  All of the Plan’s investments at December 31, 2010 are classified as Level 1 within the fair value hierarchy.  In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At December 31, 2010, Plan assets were invested 72% in equity investments and 28% in bonds, with an average duration of 4 years on fixed income investments.  The estimated life of benefit obligations was 11 years. Management believes that this mix is appropriate for the current economic environment. Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 70% in equity investments and 30% in bond investments.

The number of shares of Huntington common stock held by the Plan at December 31, 2010 and 2009 was 3,919,986 for both years. The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.

Dividends and interest received by the Plan during 2010 and 2009 were $7.5 million and $8.4 million, respectively.

At December 31, 2010, the following table shows when benefit payments, which include expected future service, as appropriate, were expected to be paid:

		Post-
	Pension	Retirement
(dollar amounts in thousands)	Benefits	Benefits
2011	$31,319	$4,577
2012	33,983	4,393
2013	35,462	4,221
2014	37,018	4,050
2015	38,905	3,891
2016 through 2020	214,900	17,140

Although not required, Huntington may choose to make a cash contribution to the Plan up to the maximum deductible limit in the 2011 plan year.  Expected contributions for 2011 to the post-retirement benefit plan are $3.8 million.

The assumed healthcare cost trend rate has an effect on the amounts reported. A one percentage point increase would decrease service and interest costs and the post-retirement benefit obligation by less than $1.0 million and $0.2 million, respectively. A one percentage point decrease would increase service and interest costs and the post-retirement benefit obligation by less than $1.0 million and $0.2 million, respectively.

The 2011 and 2010 healthcare cost trend rate was projected to be 8.5% for pre-65 aged participants and 9.3% for post-65 aged participants.  These rates are assumed to decrease gradually until they reach 4.5% for both pre-65 aged participants and post-65 aged participants in the year 2028 and remain at that level thereafter. Huntington updated the immediate healthcare cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2010 and 2009, Huntington has an accrued pension liability of $23.1 million and $22.8 million, respectively, associated with these plans. Pension expense for the plans was $1.8 million, $2.8 million, and $2.4 million in 2010, 2009, and 2008, respectively.

The following table presents the amounts recognized in the consolidated balance sheets at December 31, 2010 and 2009 for all of Huntington defined benefit plans:

(dollar amounts in thousands)	2010	2009
Accrued expenses and other liabilities	$156,551	$106,738

The following tables present the amounts recognized in OCI as of December 31, 2010,  2009, and 2008, and the changes in accumulated OCI for the years ended December 31, 2010, 2009, and 2008:

(dollar amounts in thousands)	2010	2009	2008
Net actuarial loss	$(166,183)	$(151,564)	$(156,762)
Prior service cost	34,688	39,093	(4,123)
Transition liability	6	3	(2,690)
Defined benefit pension plans	$(131,489)	$(112,468)	$(163,575)

	2010
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(173,029)	$60,561	$(112,468)
Net actuarial (loss) gain:
Amounts arising during the year	(45,804)	16,031	(29,773)
Amortization included in net periodic benefit costs	23,313	(8,159)	15,154
Prior service cost:
Amounts arising during the year	—	—	—
Amortization included in net periodic benefit costs	(6,777)	2,372	(4,405)
Transition obligation:
Amounts arising during the year	—	—	—
Amortization included in net periodic benefit costs	5	(2)	3
Balance, end of year	$(202,292)	$70,803	$(131,489)

	2009
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(251,655)	$88,080	$(163,575)
Net actuarial (loss) gain:
Amounts arising during the year	(6,155)	2,154	(4,001)
Amortization included in net periodic benefit costs	14,153	(4,954)	9,199
Prior service cost:
Amounts arising during the year	69,986	(24,494)	45,492
Amortization included in net periodic benefit costs	(283)	99	(184)
Transition obligation:
Amounts arising during the year	—	—	—
Amortization included in net periodic benefit costs	925	(324)	601
Balance, end of year	$(173,029)	$60,561	$(112,468)

	2008
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(67,928)	$23,775	$(44,153)
Impact of change in measurement date	(1,485)	520	(965)
Net actuarial (loss) gain:
Amounts arising during the year	(186,922)	65,423	(121,499)
Amortization included in net periodic benefit costs	2,608	(913)	1,695
Prior service cost:
Amortization included in net periodic benefit costs	964	(337)	627
Transition obligation:
Amounts arising during the year	(1)	—	(1)
Amortization included in net periodic benefit costs	1,109	(388)	721
Balance, end of year	$(251,655)	$88,080	$(163,575)

Huntington has a defined contribution plan that is available to eligible employees. In the first quarter of 2009, the plan was amended to eliminate employer matching contributions effective on or after March 15, 2009.  Prior to March 15, 2009, Huntington matched participant contributions, up to the first 3% of base pay contributed to the plan.  Half of the employee contribution was matched on the 4th and 5th percent of base pay contributed to the plan.  Effective May 1, 2010, Huntington reinstated the employer matching contribution to the defined contribution plan.  The cost of providing this plan was $8.8 million in 2010, $3.1 million in 2009, and $15.0 million in 2008. The number of shares of Huntington common stock held by this plan was 14,945,498 at December 31, 2010, and 14,714,170 at December 31, 2009. The market value of these shares was $102.7 million and $53.7 million at the same respective dates.  Dividends received on shares of Huntington common stock by the plan were $5.6 million during 2010 and $5.1 million during 2009.

19.  FAIR VALUES OF ASSETS AND LIABILITIES

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  A three-level valuation hierarchy was established for disclosure of fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement. Financial instruments are considered Level 3 when values are determined using pricing models, discounted cash flow methodologies, or similar techniques, and at least one significant model assumption or input is unobservable.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Financial Instrument(1)	Hierarchy	Valuation methodology

Mortgage loans held for sale	Level 2
Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale.  Mortgage loans held for sale are estimated using security prices for similar product types. At December 31, 2010, mortgage loans held for sale had an aggregate fair value of $754.1 million and an aggregate outstanding principal balance of $750.0 million.  Interest income on these loans is recorded in interest and fee income - loans and leases.  Included in mortgage banking income were net gains resulting from origination and sale of these loans, including net realized gains of $109.2 million, $90.6 million, and $32.2 million for the years ended December 31, 2010, 2009, and 2008, respectively.  Of such gains, the change in fair value while held as loans were $(5.6) million, $(6.3) million and $6.6 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Available-for-sale Securities & Trading Account Securities(2)	Level 1	Consist primarily of U.S. Treasury and money market mutual funds, which generally have quoted prices.

Level 2
Consist of U.S. Government and agency mortgage-backed and other federal agency securities, municipal securities, and other securities for which an active market is not available.  Third party pricing services provide a fair value estimate based upon trades of similar financial instruments.

Level 3
Consist of certain asset-backed securities, pooled-trust-preferred securities, private-label CMOs, and municipal securities for which fair value is estimated.  Assumptions used to determine the fair value of these securities have greater subjectivity due to the lack of observable market transactions.  Generally, there are only limited trades of similar instruments and a discounted cash flow approach is used to determine fair value.

Automobile loans(3)	Level 3
Consists of automobile loan receivables measured at fair value. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads.  The net gains and losses, before tax, from fair value changes reflected in earnings for the year ended December 31, 2010 was a net loss of $2.3 million which is net of a $3.4 million net gain associated with instrument specific credit risk.  Instrument specific credit risk was determined based on estimated credit losses inherent in the January 1, 2010 fair value calculation as compared to actual credit losses incurred in 2010 plus estimated credit losses inherent in the December 31, 2010 fair value calculation.

MSRs(3)	Level 3
MSRs do not trade in an active, open market with readily observable prices.  Although sales of MSRs do occur, the precise terms and conditions typically are not readily available.  Fair value is determined on an income approach model based upon month-end interest rate curve and prepayment assumptions.

Derivatives(4)	Level 1	Consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices.

Level 2
Consist of basic asset and liability conversion swaps and options, and interest rate caps. These derivative positions are valued using a discounted cash flow  method that incorporates current market interest rates.

Level 3
Consist primarily of interest rate lock agreements related to mortgage loan commitments.  The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.

Securitization trust notes payable(4)	Level 2
Consists of certain securitization trust notes payable related to the automobile loans measured at fair value. The notes payable are valued based on interest rates for similar financial instruments. The change in fair value for the year ended December 31, 2010 was $9.6 million.

(1)  Refer to Note 1 for additional information.
(2)  Refer to Note 4 for additional information.
(3)  Refer to Note 5 for additional information.
(4)  Refer to Note 20 for additional information.

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2010
Assets
Mortgage loans held for sale	$—	$754,117	$—	$—	$754,117

Trading account securities:
U.S. Treasury securities	47,430	—	—	—	47,430
Federal agencies: Mortgage-backed	—	10,860	—	—	10,860
Federal agencies: Other agencies	—	24,853	—	—	24,853
Municipal securities	—	30,205	—	—	30,205
Other securities	69,017	3,039	—	—	72,056
	116,447	68,957	—	—	185,404

Available-for-sale securities:
U.S. Treasury securities	51,781	—	—	—	51,781
Federal agencies: Mortgage-backed	—	4,754,404	—	—	4,754,404
TLGP securities	—	183,467	—	—	183,467
Federal agencies: Other agencies	—	2,058,376	—	—	2,058,376
Municipal securities	—	305,909	149,806	—	455,715
Private-label CMO	—	—	121,925	—	121,925
Asset-backed securities	—	1,044,438	162,684	—	1,207,122
Other securities	53,286	700,446	—	—	753,732
	105,067	9,047,040	434,415	—	9,586,522

Automobile loans	—	—	522,717	—	522,717

MSRs	—	—	125,679	—	125,679

Derivative assets	23,514	390,361	2,817	(70,559)	346,133

Liabilities
Securitization trust notes payable	—	356,089	—	—	356,089

Derivative liabilities	3,990	233,399	1,851	—	239,240

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2009
Assets
Mortgage loans held for sale	$—	$459,719	$—	$—	$459,719

Trading account securities:
U.S. Treasury securities
Federal agencies: Mortgage-backed	75	18,150	—	—	18,225
Municipal securities	—	5,234	—	—	5,234
Other securities	55,934	4,264	—	—	60,198
	56,009	27,648	—	—	83,657

Available-for-sale securities
U.S. Treasury securities	99,154	—	—	—	99,154
Federal agencies: Mortgage-backed	—	3,480,108	—	—	3,480,108
TLGP securities	260,388	—	—	—	260,388
Federal agencies: Other agencies	2,698,316	28,687	—	—	2,727,003
Municipal securities	—	113,270	11,515	—	124,785
Private-label CMO	—	—	477,319	—	477,319
Asset-backed securities	—	573,218	407,098	—	980,316
Other securities	53,987	8,214	—	—	62,201
	3,111,845	4,203,497	895,932	—	8,211,274

MSRs	—	—	176,427	—	176,427

Derivative assets	7,711	341,676	995	(62,626)	287,756

Equity investments	—	—	25,872	—	25,872

Liabilities
Derivative liabilities	119	233,597	5,231	—	238,947
(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

The tables below present a rollforward of the balance sheet amounts for the years ended December 31, 2010, 2009, and 2008 for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Transfers in and out of Level 3 are presented in the tables below at fair value at the beginning of the reporting period.

	Level 3 Fair Value Measurements
	Year ended December 31, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of year	$176,427	$(4,236)	$11,515	$477,319	$407,098	$—	$25,872
Total gains / losses:
Included in earnings	(50,748)	4,413	—	(5,117)	(6,160)	(2,267)	—
Included in OCI	—	—	—	44,475	16,191	—	—
Purchases	—	—	—	—	—	—	—
Sales	—	—	(112,322)	(312,460)	(53,806)	—	—
Repayments	—	—	—	—	—	(266,381)	—
Issuances	—	(1,741)	—	—	—	—	—
Settlements	—	2,530	(73,024)	(82,292)	(16,566)	—	—
Transfers in / out of Level 3 (1)	—	—	323,637	—	(184,073)	791,365	(25,872)
Balance, end of year	$125,679	$966	$149,806	$121,925	$162,684	$522,717	$—

The amount of total gains
or losses for the period
included in earnings
(or OCI) attributable to the
change in unrealized gains or
losses relating to assets still
held at reporting date	$(50,748)	$1,715	$—	$5,565	$15,113	$(2,267)	$—

(1) Transfers in / out of Level 3 include a transfer in of $323.6 million relating to municipal securities, due to lack of observable market data, a transfer out of $184.1 million of securities related to the consolidation of the 2009 Trust (see Notes 2, 5 and 21) and a transfer in of $791.4 million of loans related to the 2009 Trust (see Notes 5 and 21).

	Level 3 Fair Value Measurements
	Year ended December 31, 2009
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of year	$167,438	$8,132	$—	$523,515	$464,027	$—	$36,893
Total gains / losses:
Included in earnings	9,707	(5,976)	—	(3,606)	(40,039)	—	408
Included in OCI	—	—	—	93,934	40,385	—	—
Purchases	2,388	(7,100)	—	5,448	211,296	—	1,688
Sales	—	—	—	—	(295,033)	—	—
Repayments	—	—	—	—	—	—	—
Issuances	—	—	—	—	47,119	—	—
Settlements	(3,106)	708	(185)	(141,972)	(20,657)	—	(13,117)
Transfers in / out of Level 3 (2)	—	—	11,700	—	—	—	—
Balance, end of year	$176,427	$(4,236)	$11,515	$477,319	$407,098	$—	$25,872

The amount of total gains
or losses for the period
included in earnings
(or OCI) attributable to the
change in unrealized gains or
losses relating to assets still
held at reporting date	$9,707	$(8,475)	$—	$90,328	$(7,406)	$—	$408
(2) Transferred in to Level 3 as a result of a lack of observable market data due to a decrease in market activity.

	Level 3 Fair Value Measurements
	Year ended December 31, 2008
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of year	$207,894	$(46)	$—	$—	$834,489	$—	$41,516
Total gains / losses:
Included in earnings	(40,769)	8,683	—	(3,435)	(195,377)	—	(9,242)
Included in OCI	—	—	—	(149,699)	(153,690)	—	—
Purchases	—	—	—	—	—	—	4,619
Sales	313	—	—	—	—	—	—
Repayments	—	—	—	—	—	—	—
Issuances	—	—	—	—	—	—	—
Settlements	—	(505)	—	(97,126)	(30,667)	—	—
Transfers in / out of Level 3 (2)	—	—	—	773,775	9,272	—	—
Balance, end of year	$167,438	$8,132	$—	$523,515	$464,027	$—	$36,893

The amount of total gains
or losses for the period
included in earnings
(or OCI) attributable to the
change in unrealized gains or
losses relating to assets still
held at reporting date	$(40,769)	$8,179	$—	$(153,134)	$(349,067)	$—	$(3,469)
(2) Transferred in to Level 3 as a result of a lack of observable market data due to a decrease in market activity.

The tables below summarize the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the years ended December 31, 2010, 2009, and 2008.

	Level 3 Fair Value Measurements
	Year ended December 31, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automoblie	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(50,748)	$4,413	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(7,149)	(6,554)	—	—
Interest and fee income	—	—	—	2,032	394	(11,202)	—
Noninterest income	—	—	—	—	—	8,935	—
Total	$(50,748)	$4,413	$—	$(5,117)	$(6,160)	$(2,267)	$—

	Level 3 Fair Value Measurements
	Year ended December 31, 2009
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automoblie	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$9,707	$(5,976)	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(5,996)	(53,068)	—	—
Interest and fee income	—	—	—	2,390	13,029	—	—
Noninterest income	—	—	—	—	—	—	408
Total	$9,707	$(5,976)	$—	$(3,606)	$(40,039)	$—	$408

	Level 3 Fair Value Measurements
	Year ended December 31, 2008
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automoblie	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(40,769)	$8,683	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(5,728)	(196,893)	—	—
Interest and fee income	—	—	—	2,293	1,516	—	—
Noninterest income	—	—	—	—	—	—	(9,242)
Total	$(40,769)	$8,683	$—	$(3,435)	$(195,377)	$—	$(9,242)

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition.  These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.  For the year ended December 31, 2010, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices	Significant	Significant
		In Active	Other	Other
		Markets for	Observable	Unobservable	Total
	Year Ended	Identical Assets	Inputs	Inputs	Gains/
(dollar amounts in millions)	December 31,	(Level 1)	(Level 2)	(Level 3)	(Losses)
2010
Impaired loans	$80.4	$—	$—	$80.4	$(39.6)
Accrued income and other assets	66.8	—	—	66.8	$(6.9)

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan.  Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction.  In cases where the carrying value exceeds the fair value of the collateral, an impairment charge is recognized.  During the year ended December 31, 2010, Huntington identified $80.4 million of impaired loans for which the fair value is recorded based upon collateral value.  For the year ended December 31, 2010, nonrecurring fair value losses of $39.6 million were recorded within the provision for credit losses.

Other real estate owned properties are valued based on appraisals and third party price opinions, less estimated selling costs.  During the year ended December 31, 2010, Huntington recorded $66.8 million of OREO assets at fair value and recognized losses of $6.9 million, recorded within noninterest expense.

Fair values of financial instruments

The carrying amounts and estimated fair values of Huntington’s financial instruments at December 31, 2010 and 2009 are presented in the following table:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value

Financial Assets:
Cash and short-term assets	$982,926	$982,926	$1,840,719	$1,840,719
Trading account securities	185,404	185,404	83,657	83,657
Loans held for sale	793,285	793,285	461,647	461,647
Investment securities	9,895,244	9,895,244	8,587,914	8,587,914
Net loans and direct financing leases	36,857,499	35,403,910	35,308,184	32,598,423
Derivatives	346,133	346,133	287,756	287,756

Financial Liabilities:
Deposits	(41,853,898)	(41,993,567)	(40,493,927)	(40,753,365)
Short-term borrowings	(2,040,732)	(1,982,545)	(876,241)	(857,254)
Federal Home Loan Bank advances	(172,519)	(172,519)	(168,977)	(168,977)
Other long term debt	(2,144,092)	(2,157,358)	(2,369,491)	(2,332,300)
Subordinated notes	(1,497,216)	(1,377,851)	(1,264,202)	(989,989)
Derivatives	(239,240)	(239,240)	(238,947)	(238,947)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Loans and Direct Financing Leases
Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the market place.

Deposits
Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt
Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

20.  DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are recorded in the consolidated balance sheet as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, cap, floors, and collars, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.   Huntington records derivatives at fair value, as further described in Note 19. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counter party credit risk.  At December 31, 2010 and 2009, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $39.9 million and $20.3 million, respectively. The credit risk associated with derivatives used in asset and liability management activities is calculated after considering master netting agreements.

At December 31, 2010, Huntington pledged $203.4 million of investment securities and cash collateral to counterparties, while other counterparties pledged $85.2 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements.  In the event of credit downgrades, Huntington could be required to provide an additional $5.3 million in collateral.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at December 31, 2010, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands)	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$9,235,000	$9,235,000
Deposits	1,830,264	—	1,830,264
Subordinated notes	598,000	—	598,000
Other long-term debt	35,000	—	35,000
Total notional value at December 31, 2010	$2,463,264	$9,235,000	$11,698,264

The following table presents additional information about the interest rate swaps and caps used in Huntington’s asset and liability management activities at December 31, 2010:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps - receive fixed - generic	$9,235,000	1.8	$64,596	1.50%	0.62%
Liability conversion swaps - receive fixed - generic	2,463,264	3.2	62,750	2.02	0.32
Total swap portfolio	$11,698,264	2.1	$127,346	1.61%	0.56%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $192.2 million, $167.9 million, and $10.5 million for the years ended December 31, 2010, 2009, and 2008, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.0 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.0 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares.  The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation.  At December 31, the fair value of the swap liability of $0.4 million is an estimate of the exposure liability based upon Huntington’s assessment of the potential Visa ® litigation losses.

The following table presents the fair values at December 31, 2010 and 2009 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements.

Asset derivatives included in accrued income and other assets
	December 31,
(dollar amounts in thousands)	2010	2009
Interest rate contracts designated as hedging instruments	$127,346	$85,984
Interest rate contracts not designated as hedging instruments	263,015	255,692
Foreign exchange contracts not designated as hedging instruments	2,845	—
Total contracts	$393,206	$341,676

Liability derivatives included in accrued expenses and other liabilities
	December 31,
(dollar amounts in thousands)	2010	2009
Interest rate contracts designated as hedging instruments	$—	$3,464
Interest rate contracts not designated as hedging instruments	233,805	234,026
Foreign exchange contracts not designated as hedging instruments	3,107	—
Total contracts	$236,912	$237,490

Fair value hedges are purchased to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate.  The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item:

	Year ended December 31,
(dollar amounts in thousands)	2010	2009	2008
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$6,108	$1,430	$4,941
Change in fair value of hedged deposits (1)	(6,744)	9,417	(5,215)
Change in fair value of interest rate swaps hedging subordinated notes (2)	19,319	(99,913)	113,083
Change in fair value of hedged subordinated notes (2)	(19,319)	99,913	(113,083)
Change in fair value of interest rate swaps hedging other long-term debt (2)	1,847	(6,201)	9,859
Change in fair value of hedged other long-term debt (2)	(1,847)	6,201	(9,859)

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Consolidated Statements of Income.  Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other-long-term debt in the Consolidated Statements of Income.  Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense.  Other LIBOR-based commercial and industrial loans were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in interest income.

The following table presents the gains and (losses) recognized in OCI and the location in the Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for derivatives designated as effective cash flow hedges:

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)			Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)
(dollar amounts in thousands)	2010	2009	2008		2010	2009	2008
Interest rate contracts
Loans	$51,943	$(68,365)	$54,887	Interest and fee income - loans and leases	$(116,881)	$117,669	$(9,207)
FHLB Advances	—	1,338	2,394	Interest expense - FHLB Advances	2,580	6,890	(12,490)
Deposits	—	326	2,842	Interest expense - deposits	—	4,153	(4,169)
Subordinated notes	—	101	(101)	Interest expense - subordinated notes and other long-term debt	(1,391)	(2,717)	(4,408)
Other long-term debt	—	—	239	Interest expense - subordinated notes and other long-term debt	—	(899)	(865)
Total	$51,943	$(66,600)	$60,261		$(115,692)	$125,096	$(31,139)

During the next twelve months, Huntington expects to reclassify to earnings $43.4 million after -tax, of unrealized gains on  cash flow hedging derivatives currently in OCI.

The following table presents the gains and (losses) recognized in noninterest income for the ineffective portion of interest rate contracts for derivatives designated as cash flow hedges for the years ending December 31, 2010, 2009, and 2008.

	December 31,
(dollar amounts in thousands)	2010	2009	2008
Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	947	16,638	3,821
FHLB Deposits	—	(792)	783

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk.  The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at December 31, 2010 and 2009, were $46.3 million and $45.1 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $9.8 billion and $9.6 billion at December 31, 2010 and 2009, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $263.0 million and $255.7 million at the same dates, respectively.

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its residential MSRs.  These derivatives consist primarily of forward interest rate agreements and forward mortgage securities.  The derivative instruments used are not designated as hedges.  Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income.  The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

	At December 31,
(dollar amounts in thousands)	2010	2009

Derivative assets:
Interest rate lock agreements	$2,817	$995
Forward trades and options	20,669	7,711
Total derivative assets	23,486	8,706

Derivative liabilities:
Interest rate lock agreements	(1,445)	(1,338)
Forward trades and options	(883)	(119)
Total derivative liabilities	(2,328)	(1,457)
Net derivative asset (liability)	$21,158	$7,249

The total notional value of these derivative financial instruments at December 31, 2010 and 2009, was $2.6 billion and $3.7 billion, respectively.  The total notional amount at December 31, 2010 corresponds to trading assets with a fair value of $2.7 million and trading liabilities with a fair value of $16.0 million. Total MSR hedging gains and (losses) for the years ended December 31, 2010, 2009, and 2008, were $55.0 million, ($37.8) million, and $22.4 million, respectively.  Included in total MSR hedging gains and losses for the years ended December 31, 2010, 2009, and 2008 were gains and (losses) related to derivatives instruments of $64.6 million, ($41.2) million, and ($19.0) million, respectively.  These amounts are included in mortgage banking income in the Consolidated Statements of Income.

21.  VIEs

Consolidated VIEs

Consolidated VIEs at December 31, 2010 consist of the Franklin 2009 Trust (See Note 3) and certain loan securitization trusts.  Loan securitizations include auto loan and lease securitization trusts formed in 2009, 2008, and 2006.  Huntington has determined the trusts are VIEs.  Through Huntington’s continuing involvement in the trusts (including ownership of beneficial interests and certain servicing or collateral management activities), Huntington is the primary beneficiary.

With the adoption of amended accounting guidance for VIEs, Huntington consolidated the 2009 Trust containing automobile loans on January 1, 2010.  Huntington elected the fair value option under ASC 825, Financial Instruments, for both the automobile loans and the related debt obligations.  Upon adoption of the new accounting standards, total assets increased $621.6 million, total liabilities increased $629.3 million, and a negative cumulative effect adjustment to OCI and retained earnings of $6.1 million was recorded.

The carrying amount and classification of the trusts’ assets and liabilities included in the Consolidated Balance Sheets are as follows:

	December 31, 2010
	Franklin	2009	2008	2006
(dollar amounts in thousands)	2009 Trust	Trust	Trust	Trust	Total
Assets
Cash	$—	$24,513	$19,921	$64,827	$109,261
Loans and leases	—	522,717	295,464	1,196,024	2,014,205
Allowance for loan and lease losses	—	—	(2,541)	(10,286)	(12,827)
Net loans and leases	—	522,717	292,923	1,185,738	2,001,378
Accrued income and other assets	20,447	2,510	1,436	5,131	29,524
Total assets	$20,447	$549,740	$314,280	$1,255,696	$2,140,163

Liabilities
Other long-term debt	$—	$356,089	$151,937	$877,270	$1,385,296
Accrued interest and other liabilities	7,431	693	308	224	8,656
Total liabilities	$7,431	$356,782	$152,245	$877,494	$1,393,952

The auto loans and leases were designated to repay the securitized notes.  Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period.  Huntington has not provided financial or other support that was not previously contractually required.
Trust-Preferred Securities

Huntington has certain wholly-owned trusts that are not consolidated.  The trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Consolidated Balance Sheet as subordinated notes.  The trust securities are the obligations of the trusts and are not consolidated within Huntington’s Consolidated Financial Statements.  A list of trust-preferred securities outstanding at December 31, 2010 follows:

			Principal amount of	Investment in
			subordinated note/	unconsolidated
(dollar amounts in thousands)	Rate		debenture issued to trust (1)	subsidiary (2)
Huntington Capital I	0.99	(3)	$138,816	$6,186
Huntington Capital II	0.93	(4)	60,093	3,093
Huntington Capital III	6.69		114,072	10
BancFirst Ohio Trust Preferred	8.54		23,248	619
Sky Financial Capital Trust I	8.52		64,474	1,856
Sky Financial Capital Trust II	3.52	(5)	30,929	929
Sky Financial Capital Trust III	1.28	(6)	77,481	2,320
Sky Financial Capital Trust IV	1.27	(6)	77,482	2,320
Prospect Trust I	3.54	(7)	6,186	186
Total			$592,781	$17,519
(1)     Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
(2)     Huntington's investment in the unconsolidated trusts represents the only risk of loss.
(3)     Variable effective rate at December 31, 2010, based on three month LIBOR + 0.70.
(4)     Variable effective rate at December 31, 2010, based on three month LIBOR + 0.625.
(5)     Variable effective rate at December 31, 2010, based on three month LIBOR + 2.95.
(6)     Variable effective rate at December 31, 2010, based on three month LIBOR + 1.40.
(7)     Variable effective rate at December 31, 2010, based on three month LIBOR + 3.25.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate.  Huntington has the right to defer payment of interest on the debentures at any time, or from time to time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures.  During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted.  Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts.  The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt.  The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

Low Income Housing Tax Credit Partnerships

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit pursuant to Section 42 of the Internal Revenue Code.  The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act.  The primary activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants.  Generally, these types of investments are funded through a combination of debt and equity.

Huntington does not own a majority of the limited partnership interests in these entities and is not the primary beneficiary.  Huntington uses the equity method to account for the majority of its investments in these entities.  These investments are included in accrued income and other assets.  At December 31, 2010 and 2009, Huntington has commitments of $316.0 million and $285.3 million, respectively, of which $260.1 million and $192.7 million, respectively, are funded.  The unfunded portion is included in accrued expenses and other liabilities.

22.  COMMITMENTS AND CONTINGENT LIABILITIES

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Consolidated Financial Statements. The contract amounts of these financial agreements at December 31, 2010, and December 31, 2009, were as follows:

	At December 31,
(dollar amounts in millions)	2010	2009

Contract amount represents credit risk
Commitments to extend credit
Commercial	$5,933	$5,834
Consumer	5,406	5,028
Commercial real estate	546	1,075
Standby letters of credit	607	577

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $2.2 million and $2.8 million at December 31, 2010 and 2009, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses.  At December 31, 2010, Huntington had $0.6 billion of standby letters of credit outstanding, of which 73% were collateralized.   Included in this $0.6 billion total are letters of credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal loan grading system to assess an estimate of loss on its loan and lease portfolio.  The same loan grading system is used to help monitor credit risk associated with standby letters of credit.  Under this risk rating system as of December 31, 2010, approximately $72.2 million of the standby letters of credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage, approximately $460.2 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $74.5 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as held for sale. At December 31, 2010 and 2009, Huntington had commitments to sell residential real estate loans of $998.7 million and $662.9 million, respectively. These contracts mature in less than one year.

Litigation

Three putative derivative lawsuits were filed in the Court of Common Pleas of Delaware County, Ohio, the United States District Court for the Southern District of Ohio, Eastern Division, and the Court of Common Pleas of Franklin County, Ohio, between January 16, 2008, and April 17, 2008, against certain of Huntington’s current or former officers and directors variously seeking to allege breaches of fiduciary duty, waste of corporate assets, abuse of control, gross mismanagement, and unjust enrichment, all in connection with Huntington’s acquisition of Sky Financial, certain transactions between Huntington and Franklin, and the financial disclosures relating to such transactions.  Huntington was named as a nominal defendant in each of these actions.  The derivative action filed in the United States District Court for the Southern District of Ohio was dismissed on September 23, 2009.  The plaintiff in that action thereafter filed a Notice of Appeal to the United States Court of Appeals for the Sixth Circuit, but the appeal was dismissed at the plaintiff’s request on January 12, 2010.  That plaintiff subsequently sent a letter to Huntington’s board of directors demanding that it initiate certain litigation.  The board of directors appointed a special independent committee to review and investigate the allegations made in the letter, and based upon that investigation, to recommend what actions, if any, should be taken.  The special independent committee has concluded its review and investigation, has determined that the claims asserted in the letter and in the three derivative suits are without merit and that it would not be in the interest of the Company to pursue any of them, and has recommended to the board of directors that the claims not be pursued.  The board of directors has accepted the recommendation of the independent special committee, and determined to refuse the plaintiff’s demand to initiate litigation.  The Court of Common Pleas of Franklin County, Ohio granted the defendants’ motion to dismiss the derivative lawsuit pending in that court.  On October 8, 2010, an agreed order to dismiss the derivative suit was entered in the Court of Common Pleas of Delaware County, Ohio.

Between February 20, 2008 and February 29, 2008, three putative class action lawsuits were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington, the Huntington Bancshares Incorporated Pension Review Committee, the Huntington Investment and Tax Savings Plan (the Plan) Administrative Committee, and certain of the Company’s officers and directors purportedly on behalf of participants in or beneficiaries of the Plan between either July 1, 2007 or July 20, 2007 and the present.  On May 14, 2008, the three cases were consolidated into a single action.  On August 4, 2008, a consolidated complaint was filed asserting a class period of July 1, 2007 through the present, alleging breaches of fiduciary duties in violation of ERISA relating to Huntington stock being offered as an investment alternative for participants in the Plan and seeking money damages and equitable relief.  On February 9, 2009, the court entered an order dismissing with prejudice the consolidated lawsuit in its entirety, and the plaintiffs thereafter filed a Notice of Appeal to the United States Court of Appeals for the Sixth Circuit.  During the pendency of the appeal, the parties to the appeal commenced settlement discussions and have reached an agreement to settle this litigation on a classwide basis for $1,450,000, subject to court approval.  Because the settlement has not been approved, it is not possible for Management to make further comment at this time.

Commitments Under Capital and Operating Lease Obligations

At December 31, 2010, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2010, were $43.2 million in 2011, $41.5 million in 2012, $39.0 million in 2013, $36.5 million in 2014, $34.7 million in 2015, and $270.9 million thereafter. At December 31, 2010, total minimum lease payments have not been reduced by minimum sublease rentals of $25.8 million due in the future under noncancelable subleases. At December 31, 2010, the future minimum sublease rental payments that Huntington expects to receive are $12.7 million in 2011; $4.4 million in 2012; $3.7 million in 2013; $2.7 million in 2014; $1.6 million in 2015; and $0.8 million thereafter. The rental expense for all operating leases was $50.3 million, $49.8 million, and $53.4 million for 2010, 2009, and 2008, respectively. Huntington had no material obligations under capital leases.

23.  OTHER REGULATORY MATTERS

Huntington and its bank subsidiary, The Huntington National Bank (the Bank), are subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material adverse effect on Huntington’s and the Bank’s financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 Risk-based Capital, 8.00% for Total Risk-based Capital, and 4.00% for Tier 1 Leverage Capital. To be considered Well-capitalized under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00%, and 5.00%, respectively.

As of December 31, 2010, Huntington and the Bank met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for Well-capitalized institutions.  The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1		Total Risk-based Capital		Tier 1 Leverage
(dollar amounts in millions)	2010	2009	2010	2009	2010	2009

Huntington Bancshares Incorporated
Amount	$5,022	$5,201	$6,285	$6,231	$5,022	$5,201
Ratio	11.55%	12.03%	14.46%	14.41%	9.41%	10.09%

The Huntington National Bank
Amount	$3,683	$2,873	$5,549	$4,780	$3,683	$2,873
Ratio	8.51%	6.66%	12.82%	11.08%	6.97%	5.59%

Tier 1 Risk-based Capital consists of total equity plus qualifying capital securities and minority interest, excluding unrealized gains and losses accumulated in OCI, and non-qualifying intangible and servicing assets. Total Risk-based Capital is Tier 1 Risk-based Capital plus qualifying subordinated notes and allowable allowances for credit losses (limited to 1.25% of total risk-weighted assets). Tier 1 Leverage Capital is equal to Tier 1 Capital. Both Tier 1 Capital and Total Capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average total assets for the fourth quarter of 2010 and 2009, less non-qualifying intangibles and other adjustments.

Huntington has the ability to provide additional capital to the Bank to maintain the Bank’s risk-based capital ratios at levels at which would be considered Well-capitalized.

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2010 and 2009, the average balances of these deposits were $0.8 billion and $1.4 billion, respectively.

Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2010, the Bank could lend $554.9 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

Dividends from the Bank are one of the major sources of funds for the Company. These funds aid the Company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. At December 31, 2010, the Bank could not have declared and paid additional dividends to the Company without regulatory approval.

24.  PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,
(dollar amounts in thousands)	2010	2009
Assets
Cash and cash equivalents (1)	$615,167	$1,376,539
Due from The Huntington National Bank (2)	954,565	955,695
Due from non-bank subsidiaries	225,560	273,317
Investment in The Huntington National Bank	3,515,597	2,821,181
Investment in non-bank subsidiaries	790,248	815,730
Accrued interest receivable and other assets	110,181	112,557
Total assets	$6,211,318	$6,355,019

Liabilities and shareholders' equity
Short-term borrowings	$100	$1,291
Long-term borrowings	937,434	637,434
Dividends payable, accrued expenses, and other liabilities	293,242	380,292
Total liabilities	1,230,776	1,019,017
Shareholders' equity (3)	4,980,542	5,336,002
Total liabilities and shareholders' equity	$6,211,318	$6,355,019
(1) Includes restricted cash of $125,000 at December 31, 2010 and December 31, 2009.
(2) Related to subordinated notes described in Note 12.
(3) See Huntington’s Consolidated Statements of Changes in Shareholders’ Equity.

Statements of Income	Year Ended December 31,
(dollar amounts in thousands)	2010	2009	2008
Income
Dividends from
The Huntington National Bank	$—	$—	$142,254
Non-bank subsidiaries	33,000	70,600	69,645
Interest from
The Huntington National Bank	82,749	51,620	19,749
Non-bank subsidiaries	12,185	14,662	12,700
Other	2,987	68,352	108
Total income	130,921	205,234	244,456

Expense
Personnel costs	30,334	21,206	24,398
Interest on borrowings	23,765	29,357	44,890
Other	49,019	28,398	240
Total expense	103,118	78,961	69,528

Income before income taxes and equity in undistributed net income of subsidiaries	27,803	126,273	174,928
Income taxes (benefit)	48,505	20,675	(120,371)
Income (loss) before equity in undistributed net income of subsidiaries	(20,702)	105,598	295,299
Increase (decrease) in undistributed net income (loss) of:
The Huntington National Bank	344,961	(3,130,329)	(98,863)
Non-bank subsidiaries	(11,912)	(69,448)	(310,242)
Net income (loss)	$312,347	$(3,094,179)	$(113,806)

Statements of Cash Flows	Year Ended December 31,
(dollar amounts in thousands)	2010	2009	2008

Operating activities
Net income (loss)	$312,347	$(3,094,179)	$(113,806)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Equity in undistributed net income (loss) of subsidiaries	(351,049)	3,199,777	266,851
Depreciation and amortization	685	3,458	2,071
Other, net	(74,802)	(103,464)	65,076
Net cash (used for) provided by operating activities	(112,819)	5,592	220,192

Investing activities
Repayments from subsidiaries	129,081	393,041	540,308
Advances to subsidiaries	(425,600)	(1,017,892)	(1,337,165)
Net cash used for investing activities	(296,519)	(624,851)	(796,857)

Financing activities
Proceeds from issuance of long-term borrowings	297,375	—	—
Payment of borrowings	(1,191)	(99,417)	(98,470)
Dividends paid on preferred stock	—	(107,262)	(23,242)
Dividends paid on common stock	(136,499)	(55,026)	(279,608)
Proceeds from issuance of preferred stock	—	—	1,947,625
Payment to repurchase preferred stock	(1,398,071)
Proceeds from issuance of common stock	886,172	1,135,645	—
Other, net	180	(198)	(1,073)
Net cash provided by (used for) financing activities	(352,034)	873,742	1,545,232
Change in cash and cash equivalents	(761,372)	254,483	968,567
Cash and cash equivalents at beginning of year	1,376,539	1,122,056	153,489
Cash and cash equivalents at end of year	$615,167	$1,376,539	$1,122,056

Supplemental disclosure:
Interest paid	$23,765	$29,357	$44,890
Dividends in-kind received from The Huntington National Bank	—	—	124,689

25.  SEGMENT REPORTING

During the 2010 fourth quarter, we reorganized our business segments to better align certain business unit reporting with segment executives to accelerate cross-sell results and provide greater focus on the execution of strategic plans.  We have four major business segments: Retail and Business Banking, Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending.  A Treasury / Other function includes other unallocated assets, liabilities, revenue, and expense.  All periods have been reclassified to conform to the current period classification.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments.  The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.

Retail and Business Banking: This segment provides financial products and services to consumer and small business customers located within our primary banking markets consisting of five areas covering the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky.  Its products include individual and small business checking accounts, savings accounts, money market accounts, certificates of deposit, consumer loans, and small business loans and leases.  Other financial services available to consumers and small business customers include investments, insurance services, interest rate risk protection products, foreign exchange hedging, and treasury management services.  Retail and Business Banking provides these services through a banking network of over 600 traditional branches and convenience branches located in grocery stores and retirement centers.  In addition, an array of alternative distribution channels is available to customers including internet and mobile banking, telephone banking, and over 1,300 ATMs.

Commercial Banking: Our Commercial Banking group provides a wide array of products and services to the middle market and large corporate client base located primarily within our core geographic banking markets.  Products and services are delivered through a relationship banking model and include commercial lending, as well as depository and liquidity management products.  Dedicated teams collaborate with our primary bankers to deliver complex and customized treasury management solutions, equipment and technology leasing, international services, capital markets services such as interest rate protection, foreign exchange hedging and sales, trading of securities, and employee benefit programs (insurance, 410(k)).  The Commercial Banking team specializes in serving a number of industry segments such as government entities, not-for-profit organizations, heath-care entities, and large, publicly traded companies.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail or commercial channels.  More specifically, we serve automotive dealerships, retail customers who obtain financing at the dealerships, professional real estate developers, REITs, and other customers with lending needs that are secured by commercial properties.  Most of our customers are located in our primary banking markets.  Our products and services include financing for the purchase of automobiles by customers of automotive dealerships; financing for the purchase of new and used vehicle inventory by automotive dealerships; and financing for land, buildings, and other commercial real estate owned or constructed by real estate developers, automobile dealerships, or other customers with real estate project financing needs.  We also provide other banking products and services to our customers as well as their owners or principals.  These products and services are delivered through: (1) our relationships with developers in our primary banking markets believed to be experienced, well-managed, and well-capitalized and are capable of operating in all phases of the real estate cycle (top-tier developers), (2) relationships with established automobile dealerships, (3) our leads through community involvement, and (4) referrals from other professionals.

Wealth Advisors, Government Finance, and Home Lending: This segment consists primarily of fee-based businesses including home lending, wealth management, and government finance.  We originate and service consumer loans to customers who are generally located in our primary banking markets. Consumer lending products are distributed to these customers primarily through the Retail and Business Banking segment and commissioned loan originators.  We provide wealth management banking services to high net worth customers in our primary banking markets and in Florida by utilizing a cohesive model that employs a unified sales force to deliver products and services directly and through the other segments.  We provide these products and services through a unified sales team, which consists of former private bankers, trust officers, and investment advisors; Huntington Asset Advisors, which provides investment management services; Huntington Asset Services, which offers administrative and operational support to fund complexes; retirement plan services, and the national settlements business.  We also provide banking products and services to government entities across our primary banking markets by utilizing a team of relationship managers providing public finance, brokerage, trust, lending, and treasury management services.

In addition to the Company’s four business segments, the Treasury / Other function includes our insurance brokerage business, which specializes in commercial property/casualty, employee benefits, personal lines, life and disability and specialty lines.  We also provide brokerage and agency services for residential and commercial title insurance and excess and surplus product lines.  As an agent and broker we do not assume underwriting risks; instead we provide our customers with quality, non-investment insurance contracts.  It also includes technology and operations, and other unallocated assets, liabilities, revenue, and expense.

Assets in this group include investment securities and bank owned life insurance.  Net interest income / (expense) includes the net impact of administering the Company’s investment securities portfolios as part of overall liquidity management.  An FTP system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity.  Noninterest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to business segments, as well as any investment securities and trading assets gains or losses. The noninterest expense includes certain corporate administrative, merger costs, and other miscellaneous expenses not allocated to business segments.  This group also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.

In 2009, a comprehensive review of the FTP methodology resulted in changes to various assumptions, including liquidity premiums. Business segment financial performance for 2010 and 2009 reflect the methodology changes, however, financial performance for 2008 was not restated to reflect these changes, as the changes for that year were not material.  As a result of this change, business segment performance for net interest income comparisons between 2009 and 2008 are affected.

Listed below is certain operating basis financial information reconciled to Huntington’s 2010, 2009, and 2008 reported results by line of business:

	Retail &		Former
Income Statements	Business		Regional			Treasury /	Huntington
(dollar amounts in thousands)	Banking	Commercial	Banking	AFCRE	WGH	Other	Consolidated

2010
Net interest income	$867,069	$211,511	$1,078,580	$338,312	$169,201	$32,712	$1,618,805
Provision for credit losses	157,994	104,705	262,699	184,757	95,586	91,505	634,547
NonInterest income	394,705	111,237	505,942	73,933	338,633	123,350	1,041,858
NonInterest expense	902,186	158,871	1,061,057	155,963	358,707	98,078	1,673,805
Provision (benefit) for income taxes	70,558	20,710	91,268	25,033	18,740	(95,077)	39,964
Operating/reported net income	$131,036	$38,462	$169,498	$46,492	$34,801	$61,556	$312,347

2009
Net interest income	$810,658	$190,955	$1,001,613	$277,450	$164,335	$(19,111)	$1,424,287
Provision for credit losses	470,152	393,984	864,136	1,096,030	128,551	(14,046)	2,074,671
Noninterest income	415,471	95,705	511,176	63,929	267,695	162,844	1,005,644
Noninterest expense,
excluding goodwill impairment	796,714	136,885	933,599	150,200	300,799	41,901	1,426,499
Goodwill impairment			2,573,818 (1)			33,126	2,606,944
Provision (benefit) for income taxes	(14,258)	(85,473)	(99,731)	(316,697)	937	(168,513)	(584,004)
Operating/reported net income (loss)	$(26,479)	$(158,736)	$(2,759,033)	$(588,154)	$1,743	$251,265	$(3,094,179)

2008
Net interest income	$859,477	$279,014	$1,138,491	$352,328	$189,191	$(148,319)	$1,531,691
Provision for credit losses	196,224	102,587	298,811	284,691	35,960	438,001	1,057,463
Noninterest income	409,151	102,929	512,080	64,114	186,682	(55,738)	707,138
Noninterest expense	675,720	155,798	831,518	153,533	273,769	218,554	1,477,374
Provision (benefit) for income taxes	138,840	43,245	182,085	(7,624)	23,150	(379,813)	(182,202)
Operating/reported net income (loss)	$257,844	$80,313	$338,157	$(14,158)	$42,994	$(480,799)	$(113,806)
(1) Represents the 2009 first quarter goodwill impairment charge associated with the former Regional Banking segment.  The allocation of this amount to the new business segments was not practical.

	Assets at		Deposits at
	December 31,		December 31,
(dollar amounts in millions)	2010	2009	2010	2009

Retail and Business Banking	$13,088	$12,972	$29,298	$28,512
Commercial Banking	8,720	8,214	3,538	3,056
AFCRE	13,233	12,361	753	618
WGH	6,971	6,125	7,449	6,749
Treasury / Other	11,808	11,883	816	1,559
Total	$53,820	$51,555	$41,854	$40,494

26.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2010 and 2009:

	2010
(dollar amounts in thousands, except per share data)	Fourth	Third	Second	First

Interest income	$528,291	$534,669	$535,653	$546,779
Interest expense	112,997	124,707	135,997	152,886
Net interest income	415,294	409,962	399,656	393,893
Provision for credit losses	86,973	119,160	193,406	235,008
Noninterest income	264,220	267,143	269,643	240,852
Noninterest expense	434,593	427,309	413,810	398,093
Income before income taxes	157,948	130,636	62,083	1,644
Provision (benefit) for income taxes	35,048	29,690	13,319	(38,093)
Net income	122,900	100,946	48,764	39,737
Dividends on preferred shares	83,754	29,495	29,426	29,357
Net income applicable to common shares	$39,146	$71,451	$19,338	$10,380

Net income per common share — Basic	$0.05	$0.10	$0.03	$0.01
Net income per common share — Diluted	0.05	0.10	0.03	0.01

	2009
(dollar amounts in thousands, except per share data)	Fourth	Third	Second	First

Interest income	$551,335	$553,846	$563,004	$569,957
Interest expense	177,271	191,027	213,105	232,452
Net interest income	374,064	362,819	349,899	337,505
Provision for credit losses	893,991	475,136	413,707	291,837
Noninterest income	244,546	256,052	265,945	239,102
Noninterest expense	322,596	401,097	339,982	2,969,769
Loss before income taxes	(597,977)	(257,362)	(137,845)	(2,684,999)
Benefit for income taxes	228,290	91,172	12,750	251,792
Net loss	(369,687)	(166,190)	(125,095)	(2,433,207)
Dividends declared on preferred shares	29,289	29,223	57,451	58,793
Net loss applicable to common shares	$(398,976)	$(195,413)	$(182,546)	$(2,492,000)

Net loss per common share — Basic	$(0.56)	$(0.33)	$(0.40)	$(6.79)
Net loss per common share — Diluted	(0.56)	(0.33)	(0.40)	(6.79)